Exhibit 99.1

Caesars Resort Collection, LLC
Annual Report For the Fiscal Year Ended December 31, 2018

CAESARS RESORT COLLECTION, LLC
INDEXTO CONSOLIDATED FINANCIAL STATEMENTS

PART I

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.

ITEM 1.	Business
Overview
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), and Rio All-Suites Hotel & Casino (“Rio Las Vegas”). CRC leases Harrah’s Las Vegas from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”), the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”). CRC also owns The LINQ Promenade.
Significant Transactions in 2018
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. See Note 4 for additional information.
Sale of Octavius Tower at Caesars Palace
On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. The sale was contingent on CEC completing the sale of the land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) to VICI and modifying certain existing lease agreements with VICI. On December 26, 2018, the sale of Harrah’s Philadelphia was completed and modifications to certain of our existing lease agreements with VICI were consummated. As a result, on December 26, 2018, we derecognized the Octavius Tower real estate assets and financing obligation and recognized a gain on sale of $271 million. Proceeds from the transaction were used to partially fund the closing of CRC’s acquisition of Centaur.
Other Significant Transaction and Significant Event
Caesars Entertainment CEO Transition
On November 1, 2018, Caesars Entertainment announced the departure of its President and Chief Executive Officer, Mark P. Frissora. Subject to the terms of the separation agreement entered into between Caesars Entertainment and Mr. Frissora (as amended, the “Separation Agreement”), Mr. Frissora will continue as President and Chief Executive Officer until a termination date of April 30, 2019 (which Caesars Entertainment may extend by one month) for purposes of continuity of leadership as Caesars Entertainment searches for a successor to Mr. Frissora with the nationally recognized third-party search firm engaged for that purpose.
CRC Merger
CRC, a wholly owned subsidiary of CEC, was created on December 22, 2017, with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”).

Business Operations
We view each property as an operating segment and aggregate such properties into one reportable segment. Our business is composed of four distinct, but complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations.
Casino Entertainment Operations
Our casino entertainment operations generate revenues from over 15,000 slot machines and over 1,000 table games, as well as other games such as keno, poker, and race and sports books, all of which comprised approximately 40% of our total net revenues in 2018.
Food and Beverage Operations
Our food and beverage operations generate revenues from over 70 buffets, restaurants, bars, nightclubs, and lounges located throughout our casinos, as well as banquets and room service, and represented approximately 21% of our total net revenues in 2018. Many of our properties include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.
Rooms and Hotel Operations
Rooms and hotel operations generate revenues from hotel stays at our properties in our approximately 23,700 guest rooms and suites and represented approximately 25% of our total net revenues in 2018. Our properties operate at various price and service points, allowing us to host a variety of casino guests who are visiting our properties for gaming and other casino entertainment options and non-casino guests who are visiting our properties for other purposes, such as vacation travel or conventions.
We have engaged in large capital reinvestment projects in recent years focusing primarily on our room product across the United States, including renovating over 10,000 rooms in Las Vegas since 2015, at properties such as Planet Hollywood, Flamingo Las Vegas, Bally’s Las Vegas, Harrah’s Las Vegas and Paris Las Vegas. In addition, we continue to roll out self-check-in kiosks in order to help reduce customer wait times and improve labor efficiencies.
Entertainment and Other Business Operations
We provide a variety of retail and entertainment offerings at our properties. Zappos Theater at Planet Hollywood was ranked among the top theater venues in the United States in 2018 based on ticket sales. This award winning theater hosts several prominent headliners, such as the Backstreet Boys and Gwen Stefani.
The LINQ Promenade and our retail stores offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ Promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel & Casino and Flamingo Las Vegas, and it features The High Roller, a 550-foot observation wheel. On November 9, 2018, we opened Fly LINQ, the first and only zipline on the Las Vegas Strip.
On July 16, 2018, we broke ground on CAESARS FORUM, a 550,000 square-foot conference center located at the center of the Las Vegas Strip. Scheduled to officially open in 2020, CAESARS FORUM will feature 300,000 square feet of flexible meeting space, the two largest pillarless ballrooms in the world, and FORUM Plaza, the first 100,000 square-foot outdoor meeting and event space in Las Vegas.
CRC consolidates Caesars Enterprise Services, LLC (“CES”), a services joint venture, as a variable interest entity (“VIE”) as of December 22, 2017. CRC and CEOC, LLC (“CEOC LLC” and, together with CRC, the “Members”) and certain of their affiliates are granted certain intellectual property licenses in connection with an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), as amended, with Caesars License Company, LLC (“CLC”), Caesars World LLC (formerly Caesars World, Inc.) and CES. CES also provides certain corporate, administrative and management services for the Members’ properties and properties owned by unrelated third parties and manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. See Note 1 for further information.
Sales and Marketing
Our Las Vegas properties are all strategically located in the heart of the Las Vegas market, with seven properties (Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Las Vegas, The LINQ Hotel & Casino, Paris Las Vegas and Planet Hollywood) located at the center of the Las Vegas Strip near or adjacent to The LINQ Promenade. We expect our nearby Las Vegas Strip properties will benefit from the investments in, and the visitation to, these properties. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other Caesars-affiliated properties, with which they share certain services and costs. We believe that operating multiple properties in the center of the Las Vegas Strip generates greater revenues and enables us to capture more of our customers’ gaming dollars than in markets where we have single properties competing individually against outside competition.
On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.
Our properties participate in Caesars Entertainment’s Caesars Rewards customer loyalty program. Participating in Caesars Rewards, enables us to capture a larger share of our customers’ entertainment spending and compete more effectively.
Members who have joined Caesars Rewards can earn Reward Credits for qualifying gaming activity and qualifying hotel, dining and retail spending at all Caesars-affiliated properties in the United States, Canada, the United Kingdom, and now Dubai. Members can also earn additional Reward Credits when they use their Caesars Rewards VISA credit card or make a purchase through a Caesars Rewards partner. Members can redeem their earned Reward Credits with Caesars for hotel amenities, casino free play and other items such as merchandise, gift cards, and travel.
Caesars Rewards is structured in tiers (designated as Gold, Platinum, Diamond or Seven Stars), each with increasing member benefits and privileges. Members are provided promotional offers based on their Tier Level, their engagement with Caesars-affiliated properties, aspects of their casino gaming play, and their preferred spending choices outside of gaming. Member information is also used in connection with various marketing promotions, including campaigns involving direct mail, email, our websites, mobile devices, social media, and interactive slot machines.
Intellectual Property
PHW Las Vegas, LLC is party to a licensing agreement with Planet Hollywood Resorts International, LLC and Planet Hollywood Memorabilia, Inc. (together, the “PH Licensors”), which are affiliates of Robert Earl, the original founder of the Planet Hollywood brand. The licensing agreement grants to PHWLV, LLC rights to use certain trademarks, domain names and intellectual property and to display and exhibit certain memorabilia owned by the PH Licensors. The initial term of the agreement runs through 2045 and the parties may by mutual agreement extend the term for two successive terms of ten years each. The license agreement was assigned by PHW Las Vegas, LLC to PHWLV, LLC in 2013, and Planet Hollywood Resorts International, LLC assigned the license agreement to PHRC License, LLC in 2014.
Pursuant to the Omnibus Agreement, CES grants to the properties owned, controlled or managed by its members, and their respective affiliates, non-exclusive licenses to all system-wide intellectual property used or contemplated to be used in connection with such properties. In addition, CES grants to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an exclusive (subject to geographic restrictions) license in and to the “Harrah’s” and “Bally’s” names. CES grants to CEOC LLC, CRC and the properties owned or controlled by the members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also grants to CRC and its subsidiaries a non-exclusive license to intellectual property specific to the properties controlled by CRC and its subsidiaries. CRC is further granted rights to use the Caesars trademark for corporate identification purposes.
Competition
The casino entertainment business is highly competitive. The industry is comprised of a diverse group of competitors that vary considerably in size and geographic diversity, quality of facilities and amenities available, marketing and growth strategies, and financial condition. In most regions, we compete directly with other casino facilities operating in the immediate and surrounding areas. In Las Vegas, our largest jurisdiction, competition has increased significantly. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas, and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas. Both are expected to open in 2020 on the northern end of the Las Vegas Strip. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. In May 2018, MGM rebranded the Monte Carlo Hotel and Casino as Park MGM, which underwent non-gaming renovations focused on room, food and beverage, and entertainment enhancements. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. Our Las Vegas Strip hotels and casinos also compete, in part, with each other.
In recent years, many casino operators, including us, have been reinvesting in existing facilities, developing new casinos or complementary facilities, and acquiring established facilities. These reinvestment and expansion efforts combined with aggressive marketing strategies by us and many of our competitors have resulted in increased competition in many regions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. The expansion of properties and entertainment venues into new jurisdictions also presents competitive issues. Atlantic City, in particular, has seen a significant decline primarily due to the addition of gaming and room capacity associated with the expansion of gaming in Maryland, New York, and Pennsylvania. This has resulted in several casino closings in recent years. In addition, Hard Rock Hotel Atlantic City and Ocean Resort Casino were introduced into the Atlantic City market in 2018, causing increased competition in the market.
Our properties also compete with legalized gaming from casinos located on Native American tribal lands. While the competitive impact on operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located in the same regions as our properties could have an adverse effect on our results of operations. In addition, certain states have legalized, and others may legalize, casino gaming in specific areas, including metropolitan areas from which we traditionally attract customers.
We also compete with other non-gaming resorts and vacation areas, various other entertainment businesses, and other forms of gaming, such as state lotteries, on-and off-track wagering, video lottery terminals, and card parlors. Our non-gaming offerings also compete with other retail facilities, amusement attractions, food and beverage offerings, and entertainment venues. While we do not believe it to be the case, some have suggested that internet gaming could also create additional competition for us and could adversely affect our brick-and-mortar operations. We believe that internet gaming complements brick-and-mortar operations.
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a summary of key developments.
Seasonality
We believe that business at our regional properties outside of Las Vegas is subject to seasonality, including seasonality based on the weather in the markets in which they operate and the travel habits of visitors. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently.
Governmental Regulation
The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction in which it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.
Our businesses are subject to various federal, state, and local laws and regulations, in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results. See Item 1A, “Risk Factors,” for additional discussion.
Employee Relations
We have approximately 31,000 employees primarily located in Nevada, New Jersey and Louisiana, including those employed by CES. For Harrah’s New Orleans, the employee number does not include certain employees, such as part-time or on-call employees, that are included in the minimum number of people that we must employ at Harrah’s New Orleans pursuant to state and local laws and regulations.
Approximately 16,000 of our employees are covered by collective bargaining agreements. We currently have 29 collective bargaining agreements covering various employees in Las Vegas expiring in 2019. Four unions represent the employees covered by 28 of those expiring agreements. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for all collective bargaining agreements expiring.

ITEM 1A.	Risk Factors
Risks Related to Our Business
We may not realize any or all of our anticipated value creation opportunities, which would have a negative effect on our results of operations.
As part of our enterprise-wide strategy, we have implemented a program of continuous improvement designed to identify value creation opportunities to improve operations and results, including without limitation through identifying opportunities to improve profitability by reducing costs. Any cost savings or other value creation that we ultimately realize from such efforts may differ materially from originally anticipated amounts or be offset by other unanticipated developments. These plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost savings or other value creation initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on our business, financial condition, results of operations, and prospects.
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.
Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.
We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in Caesars Rewards. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area subject to frequent changes and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.
We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, some of the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, and other such systems are determined and controlled by us. Although we have taken steps designed to safeguard our customers’ confidential personal information and important internal company data, our network and other systems and those of third parties, such as service providers, could be compromised, damaged, or disrupted by a third party breach of our system security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, our employees or those employees of a third party, power outages, computer viruses, system failures, natural disasters or other catastrophic events. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Advances in computer and software capabilities, encryption technology, new tools and other developments may increase the risk of a security breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite the measures we have implemented to safeguard our information, there can be no assurance that we are adequately protecting our information.
Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information, or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.
We have cybersecurity insurance to respond to a breach which is designed to cover expenses around notification, credit monitoring, investigation, crisis management, public relations and legal advice. We also carry other insurance which may cover ancillary aspects of the event. However, damage and claims arising from a breach may not be completely covered or may exceed the amount of any insurance available.
Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption.
We rely significantly on our computer systems and software to receive and properly process internal and external data, including data related to Caesars Rewards. A disruption or corruption of the proper functioning of our computer systems or software could cause us to lose data or record erroneous data, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.
We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures could affect our costs, revenues, profitability and financial position.
From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell or attempt to sell, divest or spin-off different properties or assets (subject to any restrictions in the agreements governing our indebtedness and leases). These sales or divestitures affect our costs, revenues, profitability, financial position, liquidity and our ability to comply with our debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.
Reduction in discretionary consumer spending resulting from a downturn in the national economy, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.
Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; increases in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is susceptible to any such changes because our properties offer a highly-discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. Particularly, we have business concentrations in gaming offerings and in Las Vegas, which are sensitive to declines in discretionary consumer spending and changes in consumer preferences. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.
Our strategies to grow our business may be unsuccessful, which could have an adverse effect on our results of operations.
Our success depends in part on our ability to grow our business. In addition to increasing our revenues from operations, we plan to grow our business through (i) real estate development domestically and internationally, (ii) traditional mergers and acquisitions, (iii) expanding our Caesars Rewards partnerships, and (iv) pursuing licensing and management agreements to utilize our brands on third party-owned properties. Our ability to execute on our growth strategy is dependent upon, among other things, our ability to finance development projects and to obtain all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations, and upon risks inherent in acquisitions including the ability to finance acquisitions, the ability to integrate acquisitions, the ability to realize anticipated benefits of the acquisitions and the diversion of management’s attention from Company resources. In addition, we may be unsuccessful in identifying acceptable third parties for Caesars Rewards and for licensing and managing properties. As a result, we may not be able to realize the growth we expect from our strategies, which could have an adverse effect on our results of operations. Moreover, even if our growth strategy is successful, we may not realize the benefit we expect from our growth strategy on a timely basis or at all, which could have an adverse effect on our business, financial condition, results of operations and cash flow.
We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.
We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition, or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition, and results of operations. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in the affected jurisdiction, which would negatively impact our future performance.
From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.
Furthermore, because we are subject to regulation in each jurisdiction in which we operate, and because regulatory agencies within each jurisdiction review our compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions.
The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition, and results of operations.
Any violation of the Bank Secrecy Act or other similar anti-money laundering laws and regulations could have a negative impact on us.
We deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering (“AML”) regulations. In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. Any violation of AML or regulations by any of our resorts could have a negative effect on our results of operations.
Our debtholders may be subject to extensive governmental regulation and if a debtholder is found unsuitable by the gaming authority, that debtholder would not be able to beneficially own any interests in our Company directly or indirectly.
In many jurisdictions, any of our interest holders or holders of our debt securities, including the Notes, may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.
For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission (the “Gaming Commission”) may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable must apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (“NGCB”) a sum of money which, in the sole discretion of the NGCB, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the NGCB to pay final costs and charges.
Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. Under Maryland gaming laws, we may not sell or otherwise transfer more than 5% of the legal or beneficial interest in Horseshoe Baltimore without the approval of the Maryland Lottery and Gaming Control Commission, if it determines that the transferee is qualified or grants the transferee an institutional investor waiver.
Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses, and in Maryland an individual or business entity may not own an interest in more than one video lottery facility.
If we are unable to effectively compete against our competitors, our profits will decline.
The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each region in which we participate may have greater financial, marketing, or other resources than we do, and there can be no assurance that they will not engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various regions in which we participate, we cannot ensure that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various regions could adversely affect our business, financial condition, results of operations, and cash flow.
In recent years, many casino operators, including us, have been reinvesting in existing jurisdictions to attract new customers or to gain market share, thereby increasing competition in those jurisdictions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. In Las Vegas, our largest jurisdiction, competition has increased significantly. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas, and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas. Both are expected to open in 2020 on the northern end of the Las Vegas Strip. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. In May 2018, MGM rebranded the Monte Carlo Hotel and Casino as Park MGM, which underwent non-gaming renovations focused on room, food and beverage, and entertainment enhancements. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain areas, including Atlantic City, where Hard Rock Hotel Atlantic City and Ocean Resort Casino were introduced into the market in 2018, causing increased competition in the market. Growth in consumer demand for non-gaming offerings could also negatively impact our gaming revenue.
In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, Louisiana, and Atlantic City and by the initiation and growth of online gaming in Nevada, Louisiana and other states. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, our operations in Louisiana may be adversely impacted by the expansion of gaming in Mississippi and the Gulf Coast, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.
In addition, the gaming industry has expanded into new jurisdictions in which gaming was not previously permitted. This growth is likely to continue in the future and will result in increased competition for our facilities in the jurisdictions in which we operate.
If we cannot attract, retain and motivate employees, we may be unable to compete effectively, and lose the ability to improve and expand our businesses.
Our success and ability to grow depend, in part, on our ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and expand our business in many locations around the world. We face intense competition for highly qualified, specialized technical, managerial, and consulting personnel. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, the impending departure of Caesars Entertainment’s President and Chief Executive Officer, Mark P. Frissora, and the ongoing search for a successor to Mr. Frissora may make recruiting executives to our businesses more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.
Our business may be subject to seasonal fluctuations that could result in volatility and have an adverse effect on our operating results.
Our business may be subject to some degree of seasonality. Weather conditions may deter or prevent customers from reaching the facilities or undertaking trips. Such conditions would particularly affect customers who are traveling longer distances to visit our properties. Seasonality may cause our properties working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently. These factors, among other things, make forecasting more difficult and may adversely affect our properties’ ability to manage working capital and to predict financial results accurately, which could adversely affect our business, financial condition and operating results.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.
Win rates (hold rates) for our casino operations depend on a variety of factors, some of which are beyond our control.
The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, win rates (hold percentages) are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill, experience, and behavior, the mix of games played, the financial resources of players, the volume of bets placed, and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at our casinos may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming customers exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.
We face the risk of fraud, theft, and cheating.
We face the risk that gaming customers may attempt or commit fraud or theft or cheat in order to increase winnings. Such acts of fraud, theft, or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Additionally, we also face the risk that customers may attempt or commit fraud or theft with respect to our non-gaming offerings or against other customers. Such risks include stolen credit or charge cards or cash, falsified checks, theft of retail inventory and purchased goods, and unpaid or counterfeit receipts. Failure to discover such acts or schemes in a timely manner could result in losses in our operations. Negative publicity related to such acts or schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.
We may not be able to protect the intellectual property rights we own or may be prevented from using intellectual property necessary for our business.
The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. We rely primarily on trade secret, trademark, domain name, copyright, and contract law to protect the intellectual property and proprietary technology we own. We also actively pursue business opportunities in the United States and in international jurisdictions involving the licensing of our trademarks to third parties. It is possible that third parties may copy or otherwise obtain and use our intellectual property or proprietary technology without authorization or otherwise infringe on our rights. For example, while we have a policy of entering into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, such agreements may not provide adequate protection or may be breached, or our proprietary technology may otherwise become available to or be independently developed by our competitors. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great of an extent as do the laws of the United States. Despite our efforts to protect our proprietary rights, the unauthorized use or reproduction of our trademarks could diminish the value of our trademarks and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Third parties have alleged and may in the future allege that we are infringing, misappropriating or otherwise violating their intellectual property rights. Third parties may initiate litigation against us without warning, or may send us letters or other communications that make allegations without initiating litigation. We may elect not to respond to these letters or other communications if we believe they are without merit, or we may attempt to resolve these disputes out of court by negotiating a license, but in either case it is possible that such disputes will ultimately result in litigation. Any such claims could interfere with our ability to use technology or intellectual property that is material to the operation of our business. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties, such as entities that purchase intellectual property assets for the purpose of bringing infringement claims. We also periodically employ individuals who were previously employed by our competitors or potential competitors, and we may therefore be subject to claims that such employees have used or disclosed the alleged trade secrets or other proprietary information of their former employers.
In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management. If unsuccessful, such litigation could result in the loss of important intellectual property rights, require us to pay substantial damages, subject us to injunctions that prevent us from using certain intellectual property, require us to make admissions that affect our reputation in the marketplace and require us to enter into license agreements that may not be available on favorable terms or at all. Finally, even if we prevail in any litigation, the remedy may not be commercially meaningful or fully compensate us for the harm we suffer or the costs we incur. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We cannot assure you that we will be able to retain our performers and other entertainment offerings on acceptable terms or at all.
The properties’ entertainment offerings are only under contract for a limited time. For example, Jennifer Lopez’s contract expired in 2018 and the contracts for Backstreet Boys and Celine Dion are scheduled to end in 2019. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our performers or other shows on acceptable terms or at all. In addition, the third parties which we depend on for the properties’ entertainment offerings may become incapable or unwilling to provide their services at the level agreed upon or at all. These and other of our entertainment offerings draw customers to the properties and are a significant source of our revenue.
Furthermore, the properties are managed by CES, which also manages other Las Vegas properties owned by Caesars Entertainment and its other subsidiaries, and our entertainment offerings will be determined by CES and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, or if the third parties on which we depend to determine and negotiate contracts for the properties’ entertainment offerings were to become incapable or unwilling to provide their services at the level agreed upon or at all, we may suffer a decline in visitors to the properties and a loss of profits. We also rely on other third parties to manage other entertainment offerings at the properties, including certain of the nightclubs, bars and restaurants.
We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution. However, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
Acts of terrorism, war, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or may negatively impact our financial results.
Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. Visitation to Las Vegas also declined for a period of time following the mass shooting tragedy on October 1, 2017. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan and/or Syria or other countries throughout the world, and governmental responses to those acts or hostilities, will directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely affected.
In addition, natural and man-made disasters such as major fires, floods, severe snowstorms, hurricanes, earthquakes, and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance.
Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.
As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.
We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief from Royalty Method” and “Excess Earnings Method” under the income approach.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors.
If significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business, or property closures or divestitures occur, we may be required to record impairment charges in future periods which may be material.
Work stoppages and other labor problems could negatively impact our future profits.
Some of our employees are represented by labor unions and, accordingly, we are subject to the risk of work stoppages or other labor disruptions from time to time. Also, wage and/or benefit increases resulting from new labor agreements may be significant and could also have an adverse impact on our results of operations.
The Company currently has 29 collective bargaining agreements covering various employees in Las Vegas expiring in 2019. Four unions represent the employees covered by 28 of those expiring agreements. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for all collective bargaining agreements expiring and is hopeful that it will be able to reach agreements with the respective unions without any work stoppage. Work stoppages and other labor disruptions could have a material adverse impact on the Company’s operations. See Item 1, “Business—Employee Relations” for more information.
From time to time, we have also experienced attempts by labor organizations to organize certain of our non-union employees. These efforts have achieved some success to date. We cannot provide any assurance that we will not experience additional and successful union activity in the future. The impact of this union activity is undetermined and could negatively impact our profits.

We may be subject to material environmental liability, including as a result of unknown environmental contamination.
Our business is subject to certain federal, state and local environmental, health and safety laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and that also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Our failure to comply with these laws, including any required permits or licenses, could result in substantial fines or possible revocation of our authority to conduct some of our operations. Certain of these laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. Should unknown contamination be discovered on any of our properties, or should a release of hazardous substances occur on any of our properties, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use or develop the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business. New and more stringent environmental, health and safety regulations and permit requirements or stricter interpretations of current laws or regulations, such as those related to climate change, could also impose substantial additional costs on our business.
Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.
We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption), it may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss that is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.
We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.
The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.
In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opened properties are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.
We intend to continue to make significant investments to support our business growth, and may require additional funds to respond to business challenges, expand into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Any debt financing we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on favorable terms, if at all. There can be no assurances that we could pursue a future offering of securities or enter into a new credit facility at an appropriate price and/or terms to raise the necessary financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.
Our obligation to contribute to multi-employer pension plans, or discontinuance of such obligations, may have an adverse impact on us.
We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006 (the “PPA”) requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. Specifically, the Legacy Plan of the UNITE HERE Retirement Fund (a spin-off of the Legacy Plan of the National Retirement Fund, effective January 1, 2018) is less than 65% funded. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, due to the withdrawal of all its contributing employers (a mass withdrawal), or in the event of a withdrawal by us, which we consider from time to time, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities and that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.
Certain arrangements entered into in connection with CEOC’s emergence from bankruptcy may have a negative impact on our business and operating condition.
Under certain call right agreements entered into in connection with CEOC’s emergence from bankruptcy, VICI will have a right for five years from October 6, 2017, the date of those agreements, to purchase and leaseback interests in the real property assets associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties owned by the Company, at the price calculated in accordance with the applicable call right agreement, which could also impose additional lease payments and other obligations. The price under the call right agreements, if exercised, may be less than the fair market value of the affected property at such time; in which case, the Company may be forced to sell such property to VICI for an amount that would be less than what it might realize in an arm’s length sale to a third party.
Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a gaming company that is more geographically diversified.
Given that a majority of our major resorts are concentrated on the Las Vegas Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect our business. We cannot control the number or frequency of flights to or from Las Vegas, but we rely on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our resorts. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities.
We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.
Bankruptcy filings by tenants located in our properties may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See “Risks related to our dependence on Caesars Entertainment, CEOC LLC and CES-A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.”
Planet Hollywood licenses the Planet Hollywood brand from affiliates of Robert Earl and there can be no assurances that the Planet Hollywood brand would not be negatively impacted by its use outside of our control.
Affiliates of Robert Earl license certain intellectual property relating to the operation of the Planet Hollywood Resort & Casino to Planet Hollywood. See Item 1, “Business—Intellectual Property.” The license includes certain trademarks, domain names and intellectual property and the right to display and exhibit certain memorabilia on the Planet Hollywood premises. Planet Hollywood has invested significant time and financing to establish its brand as a Hollywood-themed entertainment and non-gaming destination. The expiration or termination, or modification of the terms, of this license may have a materially adverse effect on Planet Hollywood’s, and therefore our, business, financial conditions and operations results.

In addition, the Planet Hollywood brand is used by affiliates of Robert Earl in Hollywood-themed restaurants and shops around the United States and internationally. Any negative events associated with the use of the Planet Hollywood brand with these restaurants and shops may be out of our control, and may negatively impact the brand’s image for the Planet Hollywood casino, which could harm Planet Hollywood’s, and therefore our, business, financial conditions and results of operations.
Our historical financial information may not be a reliable indicator of our future results.
Our historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.
Risks Related to Our Indebtedness and Rental Obligations
Our substantial indebtedness and the fact that a significant portion of our cash flow is used to make interest payments and rent payments under the HLV Lease Documents (defined below) could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments and rent payments.
We are a highly-leveraged company and had $6.5 billion in debt outstanding under our credit facilities and notes as of December 31, 2018. As a result, a significant portion of our liquidity needs are for debt service on such indebtedness, including significant interest payments. Our estimated debt service (including principal and interest) on our credit facilities and notes is $497 million for 2019 and $8.1 billion thereafter to maturity for our currently outstanding indebtedness under our credit facilities and notes.
See Note 11 for details of our debt outstanding and related restrictive covenants.
Our substantial indebtedness and the restrictive covenants under the agreements governing such indebtedness, and indebtedness of, or guaranteed by, our affiliates (on whom we depend for various services), could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, rent payment requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness and the HLV Lease Documents, and any failure to comply with the obligations of any of our debt instruments or HLV Lease Documents, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness or such HLV Lease Documents;

•
require that a substantial portion of our cash flow from operations be dedicated to the payment of rent and interest and repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for or reacting to changes in our operations or business;

•	make us more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict the availability for us to make strategic acquisitions, develop new gaming facilities, introduce new technologies or exploit business opportunities;

•	affect our ability to renew certain gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness and the HLV Lease Documents, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations and lease obligations.
Our ability to satisfy our debt obligations and lease obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our credit facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our debt agreements contain, and the agreements governing any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
We have pledged a significant portion of our assets as collateral under our secured debt agreements. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.
We are required to satisfy and maintain specified financial ratios under the agreements governing our revolving credit facilities if and when specified amounts are drawn and outstanding under our revolving credit facility. See Note 11 for further information. Our ability to meet the financial ratios under our debt agreements can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios.
A failure to comply with the covenants contained in the agreements that govern our indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our indebtedness, the lenders or noteholders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all indebtedness outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; and/or

•	require us to apply all of our available cash to repay such indebtedness.
Such actions by the lenders or noteholders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our secured credit facilities could proceed against the collateral granted to them to secure that indebtedness.
If the indebtedness under our credit facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
We are subject to certain leasing and related arrangements which may have a negative impact on our business and operations.
We and one of our subsidiaries are parties to a lease agreement, as amended (the “HLV Lease”), and guaranty relating to Harrah’s Las Vegas (collectively, the “HLV Lease Documents”), whereby our subsidiary leases Harrah’s Las Vegas from a subsidiary of VICI and we guarantee the payment and performance of all monetary obligations of our subsidiary under such lease.
In addition, CEC has entered into call right agreements with VICI pursuant to which VICI has the right to purchase and lease back to us and our subsidiaries interests in the real property and the related fixtures associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, which could also impose additional lease payments and other obligations on our subsidiaries and us.

If our businesses and properties fail to generate sufficient earnings, the payments required to service the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements may materially and adversely limit our ability to make investments to maintain and grow our portfolio of businesses and properties. Additionally, we may be subject to other significant obligations under such lease agreements and any related guarantees, which could materially and adversely affect our business and operating results, if our subsidiaries that operate the assets subject to such leases are unable to satisfy their lease payments and other monetary obligations thereunder.
The HLV Lease Documents and any leases entered into in connection with the call right agreements generally impose restrictions on our business activities and those of our applicable subsidiaries, including restrictions on transfers of the leased properties, requirements to make specified minimum levels of capital expenditures and limitations regarding how the leased properties may be operated. Compliance with the restrictions in such lease documents may constrain our ability to implement any growth plans as well as its flexibility to react and adapt to unexpected operational challenges and adverse changes in economic and legal conditions. Additionally, with respect to properties leased pursuant to any such leases, we generally will be required to restore properties that are damaged by casualties regardless of whether any insurance proceeds are sufficient to pay for the restoration.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to VICI pursuant to and subject to the terms and conditions of the HLV Lease Documents, which could adversely affect its ability to fund its operations or development projects, raise capital, make acquisitions, and otherwise respond to competitive and economic changes.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to VICI pursuant to and subject to the terms and conditions of the HLV Lease Documents. As a result of this commitment, its ability to fund its own operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected. For example, its obligations under the HLV Lease Documents may:

•	make it more difficult for this subsidiary to satisfy its obligations with respect to its indebtedness and to obtain additional indebtedness;

•	increase this subsidiary’s vulnerability to general or regional adverse economic and industry conditions or a downturn in its business;

•
require this subsidiary to dedicate a substantial portion of its cash flow from operations to making lease payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit this subsidiary’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	restrict this subsidiary’s ability to raise capital, make acquisitions and divestitures and engage in other significant transactions.
In the event that we or our subsidiaries enter into any additional lease agreements with VICI pursuant to the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, those lease agreements likely would have similar impacts on us or our subsidiaries that are party to them.
Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.
Harrah’s Las Vegas is leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with VICI, which could have a material adverse effect on our business, financial position or results of operations.
Harrah’s Las Vegas is leased pursuant to the HLV Lease Documents and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with VICI, which could have a material adverse effect on our business, financial position or results of operations. If VICI exercises its rights under the call right agreement CEC has entered into with it, additional properties that are currently owned by our subsidiaries would instead be leased from VICI. Termination of any or all of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements would result in our subsidiaries losing some or all of their rights with respect to the applicable properties and could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. In the event of certain terminations of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements, our applicable subsidiaries may be required to cooperate to transfer all personal property located at the applicable facility to a designated successor. Moreover, since as lessees our subsidiaries do not completely control the land and improvements underlying their operations, VICI as lessor could take certain actions to disrupt our subsidiaries’ rights in the facilities leased under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements which are beyond our control. If VICI chose to disrupt our subsidiaries’ use either permanently or for a significant period of time, then the value of their assets could be impaired and their business and operations could be adversely affected. There can also be no assurance that we and our subsidiaries will be able to comply with our obligations under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements in the future. In addition, if VICI has financial, operational, regulatory or other challenges there can be no assurance that VICI will be able to comply with its obligations under its agreements with us or our subsidiaries. The HLV Lease Documents are a type of lease that is commonly known as a triple net lease. Accordingly, in addition to rent, our subsidiary that is the tenant under the HLV Lease Documents is required to pay all operating costs associated with the respective facilities, including the payment of taxes, insurance and all repairs, and provide indemnities to VICI against liabilities associated with the operations of each facility. Our applicable subsidiary is responsible for incurring the costs described in the preceding sentence notwithstanding the fact that many of the benefits received in exchange for such costs may in part accrue to VICI as owner of the associated facilities. In addition, if Harrah’s Las Vegas should prove to be unprofitable, our applicable subsidiary could remain obligated for lease payments and other obligations under the HLV Lease Documents even if it decides to withdraw from operating Harrah’s Las Vegas and consequently, we will remain obligated under our guaranty of the HLV Lease. Our applicable subsidiary could incur special charges relating to the closing of Harrah’s Las Vegas including lease termination costs, impairment charges and other special charges that would reduce its net income and could have a material adverse effect on our business, financial condition and results of operations.
Any lease agreements entered into in connection with the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans likely would have substantially the same terms as the HLV Lease Documents and therefore would give rise to similar risks.
We may be unable to generate sufficient cash to service all of our indebtedness and lease commitments, and may be forced to take other actions to satisfy our obligations under our indebtedness and lease commitments that may not be successful.
We may be unable to generate sufficient cash flow from operations, or may be unable to draw under our credit facilities or otherwise, in an amount sufficient to fund our liquidity needs. Our operating cash inflows are typically used for operating expenses, debt service costs, lease payments, working capital needs, and capital expenditures in the normal course of business. Our operating cash flow was $517 million in 2017 and $663 million in 2018. Our estimated debt service (including principal and interest) is $497 million for 2019 and $8.1 billion thereafter to maturity for our outstanding indebtedness and our estimated financing obligation is $88 million for 2019 and $2.8 billion thereafter to maturity for our outstanding lease arrangements. If we are unable to service our debt obligations or pay our financing obligations, there can be no assurances that our business will continue in its current state.
See Note 11 for details of our debt outstanding and Note 9 for details of our lease commitments.
We may incur additional indebtedness and lease commitments, which could adversely affect our ability to pursue certain business opportunities.
We and our subsidiaries may incur additional indebtedness and lease commitments at any time and from time to time in the future. Although the terms of the agreements governing our indebtedness and lease commitments contain restrictions on our ability to incur additional indebtedness and certain types of lease commitments, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness and lease commitments incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2018, we had $864 million of additional borrowing capacity available under our senior secured credit facility, net of $100 million outstanding and $36 million committed to outstanding letters of credit. We may consider incurring additional indebtedness in the future to fund our growth strategy.
Our debt agreements allow for limited future issuances of additional secured or unsecured indebtedness, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under our credit facilities. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities. Additional indebtedness would require greater servicing payments, and accordingly, may affect our future liquidity and limit our ability to pursue certain opportunities and implement any growth plans in the future.
Repayment of our debt, including required principal and interest payments on our credit facilities and notes, is dependent on cash flow generated by our subsidiaries.
Our subsidiaries currently own a substantial portion of our assets and conduct a substantial portion of our operations. Accordingly, repayment of our indebtedness, including our credit facilities and notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on our credit facilities or notes or to make funds available for that purpose (other than with respect to subsidiary guarantees granted by certain of our subsidiaries). Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our credit facilities and notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the CRC Notes.
Any default under the agreements governing our indebtedness, including a default under the new $5.7 billion senior secured credit facility (the “CRC Senior Secured Credit Facilities”), which includes a $1.0 billion five-year revolving credit facility (the “CRC Revolving Credit Facility”) and a $4.7 billion seven-year first lien term loan (the “CRC Term Loan”), that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave us unable to pay principal, premium, if any, or interest on the $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”) and could substantially decrease the market value of the CRC Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the CRC Senior Secured Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the CRC Revolving Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the CRC Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under the CRC Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the CRC Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
Risks Related to Our Dependence on Caesars Entertainment, CEOC LLC and CES
Our business and results of operations could be negatively affected as a result of the actions of activist stockholders directed at our parent company, Caesars Entertainment.
Caesars Entertainment has been the subject of actions taken by activist stockholders. For instance, on February 19, 2019, Carl C. Icahn and various affiliated entities (collectively, “Icahn”) filed with the SEC a Schedule 13D indicating that Icahn beneficially owns 9.8 percent of Caesars Entertainment’s common stock. The Schedule 13D disclosed that Icahn had spoken to, and intended to continue to speak with, the board of directors and management of Caesars Entertainment regarding enhancing shareholder value, improving asset optimization and seeking board representation, including, if necessary, by nominating a slate of directors at Caesars Entertainment’s 2019 annual meeting of stockholders. The Schedule 13D also indicated that Icahn believes that Caesars Entertainment’s board of directors should conduct a strategic process to comprehensively assess the best path forward for the company and Icahn’s belief that stockholder value might be best served, and enhanced, by selling the company.
Activist stockholders may, from time to time, engage in proxy solicitations or advance stockholder proposals, or otherwise attempt to effect changes and assert influence on Caesars Entertainment’s board of directors and management. Responding to proposals by activist stockholders may, and responding to a proxy contest instituted by stockholders would, among other things, require significant time and attention by Caesars Entertainment’s board of directors and management, diverting their attention from the pursuit of their business strategy, including from our business and operations. Any perceived uncertainties as to the future direction and control of Caesars Entertainment, its ability to execute on its strategy or changes to the composition of its board of directors or senior management team arising from proposals by activist stockholders or a proxy contest could lead to the perception of a change in the direction of its and our business or instability which may be exploited by our competitors, result in the loss of potential business opportunities and make it more difficult to pursue our strategic initiatives or attract and retain qualified personnel and business partners, any of which could have a material adverse effect on our business and operating results. In addition, stockholder activism and potential resulting changes in governance of Caesars Entertainment may have implications under the various gaming laws to which we are subject, and could have an adverse impact on our gaming licenses. Caesars Entertainment may choose to initiate, or may become subject to, litigation as a result of proposals by activist stockholders or proxy contests or matters relating thereto, which would serve as a further distraction to its board of directors and management.
To the extent that Caesars Entertainment implements any proposals made by Icahn or any other activist stockholder to change the composition of its board of directors, engage in particular transactions or change certain aspects of its strategy, the resulting changes in its business, assets, results of operations and financial condition may be material and may have a material adverse effect on our business and operating results.

We are dependent on Caesars Entertainment, CEOC LLC and CES and its subsidiaries to manage our properties and provide corporate services, back-office support and business advisory services through the Omnibus Agreement. We cannot operate without the services provided by subsidiaries of Caesars Entertainment and will be adversely affected if the Omnibus Agreement is terminated.
We are dependent on Caesars Entertainment and its subsidiaries for a number of management functions. In particular, pursuant to the Omnibus Agreement, CES, a services joint venture between CEOC LLC and us, manages our properties and provides us with access to Caesars Entertainment’s management expertise, intellectual property, back office services and Caesars Rewards; administrative operations and costs are allocated among the members of CES for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. If the quality of the services provided by CES, or the terms under which CES provides services or licenses intellectual property, change in a manner that is adverse to our properties, it could have a material adverse effect on our business, financial condition and operating results. In addition, key members of management for our properties are employed by CES. For example, the management team of Paris Las Vegas is employed by CES and also has responsibility for Planet Hollywood and Bally’s Las Vegas.
In addition, if the Omnibus Agreement were to be terminated and not replaced, or if CES were to suffer significant liquidity or operational difficulties, becoming incapable of licensing intellectual property or providing support and management services (at agreed upon levels or at all), or if CES were to cease operations altogether, we would no longer have access to the intellectual property licensed by CES or the operational support and management expertise provided by Caesars Entertainment, which could have a material adverse effect on our business, financial condition and operating results.
Any failure by us to obtain the operational and management support of Caesars Entertainment and its subsidiaries, and particularly any failure by us to obtain Caesars Entertainment’s expertise in operating casinos or maintaining access to system-wide intellectual property, including Caesars Rewards, would adversely affect our business, financial condition and operating results.
We do not control 100% of CES and the interests of our co-investor may not align with our interests.
We and CEOC LLC are members of CES, and we and our subsidiaries rely on CES to provide us with intellectual property licenses and property management services, among other services. The members of CES are required to contribute as necessary to fund CES’s operating costs and capital requirements in accordance with the terms of the operating agreement that governs CES. The amount the Company will be required to fund in the future may be greater than its initial contributions, and will be subject to the review and approval of the CES steering committee. Even after giving effect to the CRC Merger, we do not control 100% of CES, and conflicts of interest may arise, as our interests may not align fully with those of CEOC LLC. Actions requiring unanimous consent include any decision with respect to liquidation or dissolution of CES, merger, consolidation or sale of all or substantially all the assets of CES, usage of CES assets in a manner inconsistent with the purposes of CES, material amendment to CES’ operating agreement, admission of new investors to CES and filing of any bankruptcy or similar action by CES. Thus, CEOC LLC may block those actions requiring unanimous consent of the members notwithstanding that such actions are in our interest. As of December 31, 2018, CRC owned 31% of CES and CEOC LLC owned 69% of CES.
We are dependent on the expertise of Caesars Entertainment’s and CES’s senior management, who may not be directly invested in our success, which may have an adverse effect on our business, financial condition and operating results.
We rely a great deal on the expertise and guidance of Caesars Entertainment’s senior management who do not receive direct compensation from us. As a result, Caesars Entertainment’s senior management may devote substantially less time to the business and operations of us than were they to be employed by us. The LINQ Promenade and the High Roller observation wheel require additional time and resources from Caesars Entertainment’s and CES’ management, and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage the properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of the properties alone, and some of our key managers also manage other Caesars properties. As a result, the interests of our property managers may not be directly aligned with ours. Senior management that is not invested in the success of our business may have an adverse effect on our business, financial condition and operating results.
The loss of the services of key personnel from Caesars Entertainment or CES could have a material adverse effect on our business, financial condition and operating results.
We believe that the leadership of Caesars Entertainment’s and CES’ senior management has been a critical element of Caesars Entertainment’s success. The advisory and management services provided to us depend on this senior management. Caesars

Entertainment’s and CES’ other executive officers and other members of senior management have substantial experience and expertise in our business that we believe will make significant contributions to our growth and success. Additionally, we rely on other Caesars Entertainment and CES employees and teams to operate our business. For example, CES’ marketing team, which works with all of Caesars Entertainment’s properties, has the responsibility for marketing for our properties.
On November 1, 2018, Caesars Entertainment announced the departure of its President and Chief Executive Officer, Mark P. Frissora. Subject to the terms of the Separation Agreement, Mr. Frissora will continue as President and Chief Executive Officer until a termination date of April 30, 2019 (which Caesars Entertainment may extend by one month) for purposes of continuity of leadership as Caesars Entertainment searches for a successor to Mr. Frissora with the nationally recognized third-party search firm engaged for that purpose. Any failure by Caesars Entertainment to manage this leadership transition or a failure to timely identify a qualified permanent Chief Executive Officer could have a material adverse effect on our business.
The unexpected loss of services of one or more members of Caesars Entertainment’s or CES’ management and key employees could also adversely affect us. The death or disability of, or other extended or permanent loss of services, or any negative market or industry perception of Caesars Entertainment’s or CES’ senior management could have a material adverse effect on our business. We are not protected by key man insurance.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations, including Caesars Entertainment’s $1.1 billion of 5% convertible senior notes due 2024 and CEOC LLC’s $1.5 billion term loan, or a default by CEOC LLC on its lease obligations, could adversely affect our business, financial condition and operating results. Caesars Entertainment (including its consolidated subsidiaries as well as CEOC LLC) is a highly leveraged company, and its subsidiaries, including us, have pledged a significant portion of our collateral under certain of Caesars Entertainment’s obligations. If Caesars Entertainment or its subsidiaries (including CEOC LLC), other than the Company and its subsidiaries, were to default on its obligations, its creditors could exercise significant influence over our business. We are dependent on a number of services from Caesars Entertainment, CES and other subsidiaries of Caesars Entertainment, including pursuant to the Omnibus Agreement. If Caesars Entertainment and/or any of its subsidiaries (including CEOC LLC, but excluding the Company and its subsidiaries) file for bankruptcy protection under the U.S. Bankruptcy Code, their filing may materially and adversely affect our assets and operations. For example, in the event of a default by Caesars Entertainment or CEOC LLC, its lenders or their successors may elect to reject the Omnibus Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.
Caesars Entertainment’s interests may conflict with our interests.
The interests of Caesars Entertainment could conflict with our interests. Caesars Entertainment is in a casino and entertainment business similar to ours and may, from time to time in the future, pursue for itself acquisitions that would be complementary to our business, in which case, and as a result, those acquisition opportunities would not be available to us. Without access to acquisition opportunities, we will be limited in growing our business.
The success of our business depends in part on our continued participation in the Caesars Rewards customer loyalty program. If casinos owned by us are unable to access the Caesars Rewards customer loyalty program database, it could have a material adverse impact on our business.
The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and hospitality customers. The ability of our business to undertake those marketing efforts depends to a significant extent on its continued participation in Caesars Rewards owned and maintained by CES and its subsidiaries licensed to us pursuant to the Omnibus Agreement. In connection with this program, the casinos owned by us can develop information which allows them to track casino play and award complimentaries and other promotional opportunities to their customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. If the casinos owned by us are unable to access the Caesars Rewards database, it could have a material adverse impact on our business, financial condition and operating results. Participation in Caesars Rewards is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts.
We rely on tracked play and cross-property play to generate revenue at our properties. In the past, the removal of Caesars Rewards from a property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Caesars Rewards database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.

We license the right to use and sublicense various trademarks and service marks from CES and certain of its affiliates. Accordingly, if our existing licensing arrangements were terminated or if a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, the Caesars-related marks or if we are unable to stop unauthorized use of such marks, or if CES or its affiliates use such marks in a way that negatively impacts the value of such marks, our business or results of operations could be harmed.
We have licensed the right to use certain trademarks and service marks owned or used by various affiliates of CES, including CLC. These licensed trademarks and service marks include, among others, “The LINQ,” “Harrah’s,” and “Caesars Rewards.” Our rights to use these trademarks and service marks are among our most valuable assets. If any of CES or CLC were to file for bankruptcy in the future, our business, financial condition and operating results could be adversely affected.
If the existing licensing arrangements were terminated and we fail to enter into new arrangements in respect of these marks, we could lose the rights to use these marks and the corresponding domain names, which could have a material adverse effect on our business, financial condition and operating results. These effects could include those resulting from the cost to change the name of the applicable property and the loss of brand recognition. If a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, these marks (including, for example, due to CES or its affiliates’ failure to file for protection of such marks), our business, financial condition and operating results could be adversely impacted.
In addition, despite CES’s efforts to protect its proprietary rights, parties may infringe on CES’s intellectual property, trademarks and use information that CES regards as proprietary and CES’s rights may be invalidated or unenforceable. The unauthorized use or reproduction of CES’s trademarks could diminish the value of CES’s brand and CES’s market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Additionally, CES has not applied for the registration of all of CES’s trademarks, copyrights, proprietary technology or other intellectual property rights, as the case may be, and may not be successful in obtaining all intellectual property rights for which CES has applied. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great of an extent as do the laws of the United States. In addition, others may independently develop substantially equivalent intellectual property.
In addition, these trademarks and service marks are used by CES and its affiliates around the U.S. and internationally. Any negative events associated with the use of these marks by CES or its affiliates may be out of our control, and may negatively impact the “The LINQ,” “Harrah’s” or “Caesars Rewards” brands, which could harm our business, financial conditions and operating results.
Use of the “Harrah’s” brand name, or any of Caesars Entertainment’s other brands, by entities other than Caesars Entertainment and its affiliates could damage the brands and Caesars Entertainment’s operations and adversely affect our business and results of operations.
The “Harrah’s” brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by Caesars Entertainment’s brands. Generally, Caesars Entertainment is actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where Caesars Entertainment’s brands and reputation are already well-recognized assets. In addition, Caesars Entertainment will continue to expand Caesars Entertainment’s World Series of Poker tournaments to international jurisdictions where Caesars Entertainment believes there could be legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, Caesars Entertainment intends to grant third parties licenses to use Caesars Entertainment’s brands. Our business, financial condition and operating results may be adversely affected by the management or the enforcement of the “Harrah’s” and the “World Series of Poker” brand names, or any of Caesars Entertainment’s other brands, by third parties outside of Caesars Entertainment’s exclusive control.
Failure by CES to protect the trademarks, technology and other intellectual property that we use could have a negative impact on the value of our brand names and adversely affect our business. In addition, CES may have the right to limit the expansion of scope or usage of our intellectual property.
We license from CES and its subsidiaries intellectual property and technology material to our overall business strategy, and we regard such intellectual property and technology to be an important element of our success. We rely on CES and its subsidiaries to seek to establish and maintain proprietary rights in such intellectual property and technology through the use of copyrights, patents, trademarks and trade secret laws. In addition, we rely on CES and its subsidiaries to maintain the trade secrets and confidential information licensed to us by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe such intellectual property and use licensed information and technology that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our licensed intellectual property and technology is difficult. Litigation by CES and its subsidiaries, as applicable, may be necessary to enforce the intellectual property rights and other rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we, CES and its subsidiaries have or will take to protect the licensed trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business. In addition, the expansion of the scope or use of our intellectual property licensed from CES and its subsidiaries, as applicable, in many cases is subject to the consent of CES. Accordingly, we may not be able to take advantage of new applications or uses of our trade names, trademarks or other intellectual property without the consent of CES, which may adversely affect our ability to compete or expand our business scope.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), a bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment and its debtor subsidiaries with the Company, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), there can be no assurance that a bankruptcy court will not direct the Company’s or any of its subsidiaries’ substantive consolidation with Caesars Entertainment or a subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment or such subsidiary, even if the Company or its subsidiaries do not themselves file a bankruptcy petition. The Company’s or its subsidiaries’ substantive consolidation with Caesars Entertainment or its subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company and its subsidiaries. This may dilute the value of distributions available for recovery to the Company’s creditors if the combined creditor claims exceed the combined value of the entities. In addition, substantive consolidation with Caesars Entertainment or its subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair the Company’s ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise.

PRIVATE SECURITIES LITIGATION REFORM ACT
This Annual Report contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission.
In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•
we may not be able to realize the anticipated benefits of our acquisition of Centaur, including anticipated benefits from introducing table games to the acquired properties, which is subject to approvals and may not occur;

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the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	our ability to effectively compete against our competitors;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	our ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
our ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our ability to recoup costs of capital investments through higher revenues;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to attract, retain and motivate employees, including in connection with Caesars Entertainment’s Chief Executive Officer transition;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft and cheating;

•
our ability to protect our intellectual property rights and damages caused to our brands or the Planet Hollywood brand due to the unauthorized use of our brand names or, in the case of Planet Hollywood, the license being used by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

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acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to our properties;

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws and other anti-corruption laws and the Bank Secrecy Act and other anti-money laundering laws;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and CES to render services to us and operate our properties, and provide us with access to intellectual property rights, the Caesars Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under Item 1A, “Risk Factors.”
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

ITEM 1B.	Unresolved Staff Comments
None.

ITEM 2.	Properties
As of December 31, 2018, the following are our properties. All amounts are approximations.

Property	Location	Casino Space– Sq. Ft.	Slot Machines	Table Games	Hotel Rooms & Suites
Owned
Bally's Las Vegas	Las Vegas, NV	68,400	920	70	2,810
The Cromwell	Las Vegas, NV	41,600	340	50	190
Flamingo Las Vegas	Las Vegas, NV	73,000	1,140	110	3,460
Harrah's Atlantic City	Atlantic City, NJ	156,300	2,100	170	2,590
Harrah's Laughlin	Laughlin, NV	56,000	880	30	1,510
Harrah's New Orleans	New Orleans, LA	125,100	1,460	170	450
Hoosier Park (1)	Anderson, IN	54,000	1,710	—	—
Indiana Grand (2)	Shelbyville, IN	83,800	2,070	—	—
The LINQ Hotel & Casino	Las Vegas, NV	32,900	800	50	2,250
The LINQ Promenade (3)	Las Vegas, NV	—	—	—	—
Paris Las Vegas	Las Vegas, NV	95,300	950	100	2,920
Planet Hollywood Resort & Casino	Las Vegas, NV	64,500	1,010	100	2,500
Rio All-Suites Hotel & Casino	Las Vegas, NV	117,300	1,060	70	2,520

Leased from VICI Properties Inc.
Harrah's Las Vegas	Las Vegas, NV	88,800	1,220	90	2,540
___________________

(1)	Hoosier Park includes operations of our off-track betting locations, Winner’s Circle Indianapolis and Winner’s Circle New Haven.

(2)	Indiana Grand includes operations of our off-track betting location, Winner’s Circle Clarksville.

(3)
The LINQ Promenade is an open-air dining, entertainment, and retail promenade located on the east side of the Las Vegas Strip. It also features the High Roller, a 550-foot observation wheel, and the Fly LINQ Zipline attraction.

ITEM 3.	Legal Proceedings
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims, and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition, and results of operations. See Note 10 for full details of the litigation matters.

ITEM 4.	Mine Safety Disclosures
Not applicable.

PART II

ITEM 5.	Market for the Company’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
CRC was created on December 22, 2017 with the merger of CERP and CGPH. CRC is a wholly owned subsidiary of Caesars Growth Partners, LLC, which is a wholly owned subsidiary of CEC. Accordingly, there is no established public trading market for our equity interests.
CRC had one shareholder of record as of February 21, 2019.

ITEM 6.	Selected Financial Data
Item 6, “Selected Financial Data,” has been omitted from this report.

ITEM 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and the notes thereto and other financial information included elsewhere in this report. The statements in this discussion regarding our expectations of our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See Item 1A, “Risk Factors—PRIVATE SECURITIES LITIGATION REFORM ACT,” of this report.
Overview

CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”). CRC was created on December 22, 2017, with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”).
CRC’s properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, The LINQ Promenade, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), Rio All-Suites Hotel & Casino (“Rio Las Vegas”), and Harrah’s Las Vegas. CRC leases Harrah’s Las Vegas from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”), the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”).
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Summary of Significant Events

The following are the significant events and drivers of performance for 2018. Accordingly, the remainder of the discussion and analysis of results should be read in conjunction with this summary.
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. See Note 4 for additional information.
Sale of Octavius Tower at Caesars Palace
On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. The sale was contingent on CEC completing the sale of the land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) to VICI and modifying certain existing lease agreements with VICI. On December 26, 2018, the sale of Harrah’s Philadelphia was completed and modifications to certain of our existing lease agreements with VICI were consummated. As a result, on December 26, 2018, we derecognized the Octavius Tower real estate assets and financing obligation and recognized a gain on sale of $271 million. Proceeds from the transaction were used to partially fund the closing of CRC’s acquisition of Centaur.
Adoption of New Revenue Recognition Standard
On January 1, 2018, we adopted the new accounting standard Accounting Standards Update 2014-09, Revenue from Contracts with Customers, and all related amendments using the full retrospective method and have recast revenue and expenses for all prior periods presented. See Note 12 for additional information.

Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance.

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2018	2017	2016	2018 vs 2017	2017 vs 2016
Casino	$1,513	$1,335	$1,280	13.3%	4.3%
Food and beverage	797	795	800	0.3%	(0.6)%
Rooms	960	955	950	0.5%	0.5%
Other revenue	541	507	472	6.7%	7.4%
Net revenues	$3,811	$3,592	$3,502	6.1%	2.6%

Total operating expenses	$3,038	$3,048	$2,926	0.3%	(4.2)%
Income from operations	773	544	576	42.1%	(5.6)%
Net income/(loss)	289	26	(66)	*	*
Adjusted EBITDA (1)	1,134	1,083	1,017	4.7%	6.5%
Operating margin (2)	20.3%	15.1%	16.4%	5.2 pts	(1.3) pts
___________________

*	Not meaningful.

(1)
See the “Reconciliation of Non-GAAP Financial Measures” discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of Adjusted EBITDA.

(2)	Operating margin is calculated as income from operations divided by net revenues.
Year Ended December 31, 2018 versus 2017
Net revenues increased $219 million, or 6.1%, in 2018 compared with 2017 primarily due to the following:

•
Casino revenues increased $178 million, or 13.3%, primarily due to the acquisition of Centaur, which contributed $209 million. This was partially offset by a decrease in the Las Vegas region primarily due to higher complimentaries.

•
Other revenue increased $34 million, or 6.7%, in 2018 compared with 2017 primarily due to increases in valet and self-parking revenues as well as increases in retail and lease revenues at certain Las Vegas properties.

•	Rooms revenues increased $5 million, or 0.5%, in 2018 compared with 2017 primarily due an increase in resort fees revenue in the Las Vegas region.
Year Ended December 31, 2017 versus 2016
Net revenues increased $90 million, or 2.6%, in 2017 compared with 2016, primarily due to the following:

•	Casino revenues increased $55 million, or 4.3%, in 2017 compared with 2016 primarily resulting from increases in gaming volume and gross casino hold.

•
Rooms revenues increased $5 million, or 0.5%, in 2017 compared with 2016 resulting from an increase in resort fees and occupancy rates, as well as improved hotel yield. Rooms revenues also benefitted from completed room renovations at certain properties in Las Vegas, which resulted in an increase in cash average daily rate to $142 in 2017.

•	Other revenue increased $35 million, or 7.4%, in 2017 compared with 2016 primarily due to revenue from valet and self-parking fees that were fully implemented in Las Vegas in April 2017.

Operating Expenses
Operating expenses decreased $10 million, or 0.3%, in 2018 compared with 2017 primarily due to the gain on sale recognized for the Octavius Tower of $271 million and partially offset by the acquisition of Centaur which contributed $177 million. In addition to the effect of Octavius Tower and Centaur, operating expenses increased $84 million primarily due to the following:

•	Other operating costs increased $48 million primarily due to $20 million related to lease termination costs, a $10 million loss on asset sales in 2018 and $8 million in acquisition costs for Centaur.

•	Corporate expense increased $45 million primarily due to increases in corporate overhead in 2018.

•
Depreciation and amortization increased $21 million primarily due to significant additions to property and equipment that began depreciating upon the completion of major renovation projects at certain Las Vegas properties in 2018.

•	These increases were partially offset by a decrease of $39 million in direct expenses primarily due to operating efficiencies driven by lower marketing and labor costs.
Operating expenses increased $122 million, or 4.2%, in 2017 compared to 2016, primarily due to an increase in depreciation, amortization, and other attributable to property renovations; demolition costs related to ongoing renovations and exit fees payable to NV Energy (see Note 10); and an increase in direct casino and rooms expenses attributable to the increases in the related revenues.
Other Factors Affecting Net Income

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2018	2017	2016	2018 vs 2017	2017 vs 2016
Interest expense	$(423)	$(528)	$(564)	19.9%	6.4%
Loss on extinguishment of debt	—	(219)	—	100.0%	*
Restructuring and support expenses	—	(46)	(131)	100.0%	64.9%
Other income	9	5	1	80.0%	*
Income tax benefit/(provision)	(70)	270	52	*	*
___________________

*	Not meaningful.
Interest Expense
Interest expense decreased $105 million in 2018 compared with 2017 primarily due to the refinancing of the previously outstanding debt which reduced the interest rate margins in the second quarter of 2017 as well as repayment of loans in 2017. The reduction in interest expense pertaining to these debt instruments was $184 million in 2018 compared with 2017. These decreases were partially offset by an increase of $89 million in interest expense in 2018 related to our lease agreement with VICI that is accounted for as a failed sale-leaseback financing obligation and accreted interest on the Octavius Tower failed sale financing obligation prior to the recognition of sale on December 26, 2018, which were not outstanding during 2017.
Interest expense decreased in 2017 compared with 2016 primarily due to the refinancing of the previously outstanding CGPH and CERP debt in the second quarter of 2017 which reduced the interest rate margins.
Loss on Extinguishment of Debt
We recognized losses on extinguishment of debt totaling $219 million in 2017 relating to early debt redemption charges as well as the write-off of debt discounts and deferred financing costs associated with the extinguishment of the outstanding debt of CGPH and CERP in conjunction with the refinancing during the year.
Restructuring and Support Expenses
As described in Note 8, upon CEOC’s emergence from bankruptcy on October 6, 2017, VICI received a call right (the “VICI Call Right”) for up to five years to purchase the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin and Harrah’s New Orleans from CRC. Because we believed it was probable that this obligation as described in CEOC’s plan of reorganization would ultimately be settled by CEC, we accrued $131 million related to this item in the year ended December 31, 2016 and a further fair value adjustment of $46 million during the year ended December 31, 2017. On October 6, 2017, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet.

Income Tax Benefit/(Provision)
CGPH income subsequent to May 2014 was not tax impacted at the CGPH level as CGPH became a disregarded entity for income tax purposes starting in May 2014 and was treated as a flow through entity for income tax purposes. At the time of the CRC Merger, CRC made a “check-the-box” election to be treated as a corporation for income tax purposes.
The effective tax rates were 19.5% for 2018, 110.6% for 2017, and 44.1% for 2016. The effective tax rate in 2018 differed from the statutory rate of 21% primarily due to additional deferred tax benefits from the Tax Act (defined below) passed in 2017 offset by state income taxes. The effective tax rate in 2017 differed from the statutory rate of 35% primarily due to the nontaxable income/loss from CGPH prior to the CRC Merger, the tax effect of the “check-the-box” election on CRC, and the Tax Act passed in 2017. The effective tax rate in 2016 differed from the statutory rate of 35% primarily due to the nontaxable income/loss from CGPH, state taxes, and the effect of tax credits. See Note 14 for a detailed discussion of income taxes and the effective tax rates.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.
As of December 31, 2018, the Company has completed the accounting for the tax effects of the Tax Act. During the year ended December 31, 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million which was recorded in the period ended December 31, 2017. The Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $33 million. The total amount of the revised estimated income tax benefit includes (i) $209 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $42 million relating to the net deferred tax benefit of state deferred tax assets which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act.
As a result of the Tax Act, we expect the effective rate, in future years, to trend toward the newly enacted U.S. statutory rate.
Reconciliation of Non-GAAP Financial Measures
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

Reconciliation of Adjusted EBITDA

	Years Ended December 31,
(In millions)	2018	2017	2016
Net income/(loss)	$289	$26	$(66)
Income tax (benefit)/provision	70	(270)	(52)
Restructuring and support expenses	—	46	131
Other income	(9)	(5)	(1)
Loss on extinguishment of debt	—	219	—
Interest expense	423	528	564
Depreciation and amortization	475	436	406
Other operating costs (1)	105	53	10
Gain on sale of Octavius Tower	(271)	—	—
Stock-based compensation expense	31	13	15
Other items (2)	21	37	10
Adjusted EBITDA	$1,134	$1,083	$1,017
____________________

(1)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs, gains and losses on asset sales, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(2)
Amounts include other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses for IT transformation, severance and relocation costs, and permit remediation costs.

Liquidity and Capital Resources

Liquidity and Capital Resources
Our cash and cash equivalents totaled $322 million and the total capacity available under our revolving credit facility was $900 million as of December 31, 2018. We generated a net income of $289 million during 2018, which includes $381 million due to the gain on sale of Octavius Tower and non-cash items such as depreciation and amortization. Our operating activities were relatively stable and yielded operating cash flows of $663 million, an increase of $146 million, or 28.2%, compared with the prior year period.
We believe that our cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations as well as estimated interest and principal payments due on long-term debt and our financing obligation during the next 12 months. However, if needed, our existing cash and cash equivalents and availability under our revolving credit facility is available to further support operations during the next 12 months and the foreseeable future. In addition, restrictions under our lending arrangements generally prevent the distribution of cash from our subsidiaries to CEC, except for certain restricted payments.
In 2018, we paid $397 million in interest, which includes $326 million of interest associated with our debt and $71 million of interest related to our financing obligation.
On July 16, 2018, we completed our acquisition of Centaur for $1.7 billion, including $1.6 billion at closing and $75 million in deferred consideration. The funding for this acquisition was primarily from $1.1 billion in cash proceeds received from the sale of the real estate assets of Harrah’s Las Vegas to VICI in December 2017, approximately $500 million in cash proceeds received from the sale of the Octavius Tower to VICI in July 2018, and the use of $200 million of our revolving credit facility. See Note 4 for additional information.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.

Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $6.5 billion in face value of debt outstanding and $1.1 billion in a failed sale-leaseback financing obligation as of December 31, 2018. As a result, a significant portion of our liquidity needs are for debt service, including significant interest and principal payments associated with our financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $497 million for 2019 and $8.1 billion thereafter to maturity and our estimated financing obligation is $88 million for 2019 and $2.8 billion thereafter to maturity.
Financing Activities

	Years Ended December 31,
(In millions)	2019	2020	2021	2022	2023	Thereafter	Total
Annual maturities of long-term debt	$147	$47	$47	$47	$48	$6,129	$6,465
Estimated interest payments	350	350	340	340	330	420	2,130
Total debt service payments (1)	497	397	387	387	378	6,549	8,595
Financing obligation - principal	11	13	15	17	20	724	800
Financing obligation - interest	77	76	75	74	73	1,707	2,082
Total financing obligation payments (2)	88	89	90	91	93	2,431	2,882
Total financing activities	$585	$486	$477	$478	$471	$8,980	$11,477
____________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking London Interbank Offered Rate (“LIBOR”) curve and include the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below under Lease-Related Obligations). Actual payments may differ from the estimates.

We are continually evaluating opportunities to improve our capital structure and will seek to refinance our debt obligations or otherwise engage in transactions impacting our capital structure when market and other conditions are attractive to us. These transactions may involve refinancing or new senior credit facilities, tender or exchange offers, issuance of new bonds and/or sale-leasebacks.
Debt Activity
During the year ended December 31, 2018, proceeds received from draws on our revolving credit facilities was $700 million and cash paid to extinguish debt was $647 million. See Note 11 for additional information as well as a table presenting details on our individual borrowings outstanding, interest rates and restrictive covenants related to certain of our borrowings as of December 31, 2018 and 2017. See Note 7 for details regarding our use of interest rate swap derivatives to manage the mix of our debt between fixed and variable rate instruments.
Lease-Related Obligations
On December 22, 2017, we sold certain real estate assets of Harrah’s Las Vegas to VICI and simultaneously entered into a lease agreement with VICI (the “HLV Lease”). The HLV Lease provides for fixed rent (subject to escalation) during an initial term, then rent consisting of both base rent and variable percentage rent elements, and has a 15-year initial term and four five-year renewal options. We assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
CRC determined that the transaction does not qualify for sale-leaseback accounting based on the terms of the lease agreement; therefore, the Company will be accounting for the transaction as a financing. We do not recognize rent expense related to the lease, but we have recorded a liability for the financing obligation and the majority of the periodic lease payments are recognized as interest expense.
Subject to certain exceptions, the payment of all monetary obligations under the HLV Lease is guaranteed by CRC. See Note 9 for further details around the financing obligation.

Capital Spending and Development
We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Capital expenditures were $405 million during the 2018 period in support of our ongoing property renovations, a decrease of $59 million, or 12.7%, compared with the prior year period. Our projected capital expenditures for 2019 are estimated to be $450 million to $550 million primarily for the development of CAESARS FORUM. Under the HLV Lease, we are required to spend certain minimum amounts on capital expenditures.
Our planned development projects, if they proceed, will require significant capital commitments, individually and in the aggregate, and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.
There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including our financial performance and market conditions.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 15.
Critical Accounting Policies and Estimates
We prepare our financial statements in conformity with GAAP. In preparing our financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality. When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate under specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairments, the fair value of derivative instruments, the calculation of our income tax liabilities, and the determination of whether to consolidate a variable interest entity require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.
We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.
By their nature, these judgments and estimates are subject to an inherent degree of uncertainty. Our judgments and estimates are based on our historical experience, terms of existing contracts, observance of trends in the industry, information gathered from customer behavior, and information available from other outside sources, as appropriate. Due to the inherent uncertainty involving judgments and estimates, actual results may differ from those estimates.
Long-Lived Assets
We have significant capital invested in our long-lived assets, and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets, and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, planned construction and renovation projects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. See Note 5 for additional information.
Goodwill and Other Non-Amortizing Intangible Assets
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future revenues and EBITDA, valuation multiples, and discount rates to determine their estimated fair value. Our future revenues and EBITDA assumptions are determined based upon actual results giving effect to expected changes in operating results in future years. Our valuation multiples and discount rates are based upon market participant assumptions using a defined gaming peer group. Changes in these assumptions can materially affect these estimates. Thus, to the extent the gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could recognize impairments, and such impairments could be material. This is especially true for any of our properties where goodwill and other non-amortizing intangible assets have been partially impaired as a result of a recent impairment analysis.
As of December 31, 2018, we had approximately $1.9 billion in goodwill and $1.4 billion of other non-amortizing intangible assets. As of December 31, 2018, all reporting units with goodwill and/or other non-amortizing intangible assets have estimated fair values that exceed their carrying values. See Note 6 for additional information.
Allowance for Doubtful Accounts - Gaming
We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. As of December 31, 2018, a 5% increase or decrease to the allowance determined based on a percentage of aged receivables would change the reserve by approximately $3 million.
Self-Insurance Accruals
We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries. Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. We also utilize consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.
Derivative Instruments
We use interest rate swaps which are derivative instruments classified as hedging transactions to limit our exposure to interest rate risk. Derivative instruments are recognized in the financial statements at fair value. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. The fair values of our derivative instruments are adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability.
See Note 7 for more details regarding fair value measurements and Item 7A for quantitative and qualitative disclosures about market risk.
Income Taxes
We are included in the consolidated federal tax return of CEC, but file a separate New Jersey and Louisiana tax return for CRC. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain state deferred tax assets that were not deemed realizable based upon near term estimates of future taxable income.
We report unrecognized tax benefits within Accrued expense and other current liabilities and Deferred credits and other liabilities on our Balance Sheets, separate from any related income tax payable, which is also reported within Accrued expense and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
We are under regular and recurring audit by the Internal Revenue Service and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Recently Issued and Proposed Accounting Standards
See Note 3 for discussions of the adoption and potential impact of recently issued accounting standards.
Contractual Obligations and Commitments
The table below summarizes CRC’s contractual obligations and other commitments through their respective maturity or ending dates as of December 31, 2018.

	Payments due by Period (1)
(In millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt, face value	$6,465	$147	$94	$95	$6,129
Estimated interest payments (2)	2,130	350	690	670	420
Financing obligation - principal	800	11	28	37	724
Financing obligation - interest	2,082	77	151	147	1,707
Operating lease obligations	586	47	57	39	443
Purchase order obligations	558	346	185	18	9
Sports sponsorship and partnership obligations	176	25	65	19	67
Construction commitments	312	242	70	—	—
Community reinvestment	31	6	12	12	1
Entertainment obligations (3)	3	2	1	—	—
Other contractual obligations	4	4	—	—	—
Total contractual obligations (4)	$13,147	$1,257	$1,353	$1,037	$9,500
____________________

(1)
In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits for which, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.

(2)
Estimated interest for variable-rate debt included in this table is based on the 1-month LIBOR curve available as of December 31, 2018. Estimated interest includes the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

(3)
Entertainment obligations represent obligations to pay performers that have contracts for future performances. This amount does not include estimated obligations for future performances where payment is only guaranteed when the performances occur and/or is based on factors contingent upon the profitability of the performances.

(4)
Contractual obligations do not include amounts that we have not yet incurred under the HLV Lease, for which we are required to spend $171 million in capital expenditures for the period from January 1, 2017 through December 31, 2021, and thereafter, spend an amount equal to at least 1% of the net revenue for the prior lease year.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed rate and variable rate obligations. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. As of December 31, 2018, the face value of long-term debt was $6.5 billion, including $4.8 billion of variable rate obligations.
We have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, three that became effective on December 31, 2018, four that became effective on January 1, 2019, and three that became effective on January 2, 2019 at which time $1.8 billion of debt will remain subject to variable interest rates for the term of the agreement. See Note 7 for additional information. The difference to be paid or received under the terms of the interest rate swap agreements will be accrued as interest rates change and recognized as an adjustment to interest expense for the related debt beginning on December 31, 2018. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
We do not purchase or hold any derivative financial instruments for trading purposes.
The table below provides information as of December 31, 2018, about our financial instruments that are sensitive to changes in interest rates, including the cash flows associated with amortization, the notional amounts of interest rate derivative instruments, and related weighted average interest rates. Principal amounts are used to calculate the payments to be exchanged under the related agreements and weighted average variable rates are based on implied forward rates in the yield curve as of December 31, 2018.

	Expected Maturity Date
(Dollars in millions)	2019	2020	2021	2022	2023	Thereafter	Total	Fair Value
Liabilities
Long-term debt
Fixed rate	$—	$—	$—	$—	$1	$1,711	$1,712	$1,488
Average interest rate	5.5%	5.5%	5.5%	5.5%	5.2%	5.8%	5.5%
Variable rate	$147	$47	$47	$47	$47	$4,418	$4,753	$4,573
Average interest rate	5.5%	5.3%	5.1%	5.2%	5.2%	5.5%	5.3%
Interest Rate Derivatives
Interest rate swaps
Variable to fixed (1)	$—	$700	$1,050	$1,250	$—	$—	$3,000	$—
Average pay rate	2.6%	2.6%	2.7%	2.7%	—%	—%	2.7%
Average receive rate	2.6%	2.4%	2.4%	2.4%	—%	—%	2.4%
____________________

(1)	These amounts represent the interest rate swap notional amounts that mature at the end of each respective year. See Note 7 for additional information.
As of December 31, 2018, our long-term variable rate debt reflects borrowings under our credit facilities provided to us by a consortium of banks with a total capacity of $5.7 billion. The interest rates charged on borrowings under these facilities are a function of LIBOR. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes. Assuming a constant outstanding balance for our variable rate long-term debt, a hypothetical 1% increase in interest rates would increase interest expense approximately $18 million while a hypothetical 1% decrease in interest rates would decrease interest expense approximately $18 million.

ITEM 8.	Financial Statements and Supplementary Data

INDEPENDENT AUDITORS’ REPORT

To the Member of Caesars Resort Collection, LLC
We have audited the accompanying consolidated financial statements of Caesars Resort Collection, LLC, and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caesars Resort Collection, LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 12 to the financial statements, the Company has changed its method of accounting for revenue in all periods presented due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and related amendments. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP
February 21, 2019

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2018	2017
Assets
Current assets
Cash and cash equivalents ($19 and $21 attributable to our VIEs)	$322	$1,038
Receivables, net ($14 and $6 attributable to our VIEs)	145	154
Restricted cash	12	3
Due from affiliates, net ($138 and $212 attributable to our VIEs)	138	212
Prepayments and other current assets ($40 and $50 attributable to our VIEs)	98	103
Inventories	15	12
Total current assets	730	1,522
Property and equipment, net ($129 and $88 attributable to our VIEs)	7,412	7,282
Goodwill	1,887	1,616
Intangible assets other than goodwill	1,643	257
Restricted cash	5	10
Deferred income taxes	4	—
Prepaid management fees to related parties	144	166
Deferred charges and other assets ($18 and $1 attributable to our VIEs)	96	80
Total assets	$11,921	$10,933

Liabilities and Member’s Equity
Current liabilities
Accounts payable ($78 and $106 attributable to our VIEs)	$253	$185
Due to affiliates, net ($1 and $0 attributable to our VIEs)	4	3
Accrued expenses and other current liabilities ($172 and $163 attributable to our VIEs)	585	570
Interest payable	26	24
Contract liabilities ($69 and $61 attributable to our VIEs)	118	105
Current portion of financing obligations	11	9
Current portion of long-term debt	147	47
Total current liabilities	1,144	943
Financing obligations	1,108	1,120
Long-term debt	6,210	6,245
Long-term debt to related party ($15 and $0 attributable to our VIEs)	15	—
Deferred income taxes	627	366
Deferred credits and other liabilities ($7 and $1 attributable to our VIEs)	156	38
Total liabilities	9,260	8,712
Commitments and contingencies (See Note 10)
Member’s equity
Contributed capital	4,028	3,850
Accumulated deficit	(1,383)	(1,672)
Accumulated other comprehensive loss	(13)	—
Total CRC member’s equity	2,632	2,178
Noncontrolling interests	29	43
Total member’s equity	2,661	2,221
Total liabilities and member’s equity	$11,921	$10,933
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2018	2017	2016
Revenues
Casino	$1,513	$1,335	$1,280
Food and beverage	797	795	800
Rooms	960	955	950
Other revenue	541	507	472
Net revenues	3,811	3,592	3,502
Operating expenses
Direct
Casino	825	722	692
Food and beverage	545	551	558
Rooms	316	322	318
Property, general, administrative, and other	878	846	837
Management fees to related parties	40	38	37
Depreciation and amortization	475	436	406
Corporate expense	125	80	68
Other operating costs	105	53	10
Gain on sale of Octavius Tower	(271)	—	—
Total operating expenses	3,038	3,048	2,926
Income from operations	773	544	576
Interest expense	(423)	(528)	(564)
Loss on extinguishment of debt	—	(219)	—
Restructuring and support expenses	—	(46)	(131)
Other income	9	5	1
Income/(loss) before income taxes	359	(244)	(118)
Income tax benefit/(provision)	(70)	270	52
Net income/(loss)	$289	$26	$(66)

Comprehensive income/(loss)
Change in fair market value of interest rate swaps, net of tax	$(13)	$—	$—
Other comprehensive loss, net of income taxes	(13)	—	—
Comprehensive income/(loss)	$276	$26	$(66)
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of January 1, 2016	$3,393	$(1,632)	$—	$1,761	$—	$1,761
Net loss	—	(66)	—	(66)	—	(66)
Transactions with parent and affiliates, net	77	—	—	77	—	77
Stock-based compensation	15	—	—	15	—	15
Balance as of December 31, 2016	3,485	(1,698)	—	1,787	—	1,787
Net income	—	26	—	26	—	26
Caesars Rewards liability transfer from CEOC LLC	(45)	—	—	(45)	—	(45)
Income tax-related contributions by parent	397	—	—	397	—	397
Consolidation of Caesars Entertainment Services, LLC	—	—	—	—	43	43
Stock-based compensation	13	—	—	13	—	13
Balance as of December 31, 2017	3,850	(1,672)	—	2,178	43	2,221
Net income	—	289	—	289	—	289
Income tax-related contributions by parent	97	—	—	97	—	97
Transactions with parent	50	—	—	50	—	50
Other comprehensive income, net of tax	—	—	(13)	(13)	—	(13)
Stock-based compensation	31	—	—	31	—	31
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(14)	(14)
Other	—	—	—	—	—	—
Balance as of December 31, 2018	$4,028	$(1,383)	$(13)	$2,632	$29	$2,661
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2018	2017	2016
Cash flows from operating activities
Net income/(loss)	$289	$26	$(66)
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Depreciation and amortization	475	436	406
Gain on sale of Octavius Tower	(271)	—	—
Loss on extinguishment of debt	—	219	—
Non-cash VICI call right	—	46	131
Amortization of deferred finance costs and debt discount	15	20	21
Stock-based compensation expense	31	13	15
Deferred income taxes	70	(271)	(50)
Provision for doubtful accounts	12	4	11
Other non-cash adjustments to net income/(loss)	50	18	13
Net changes in:
Receivables	—	(21)	(25)
Due to/due from affiliates, net	77	8	10
Inventories, prepayments and other current assets	5	11	(1)
Deferred charges and other assets	(26)	3	—
Accounts payable	(50)	17	—
Interest payable	2	(43)	(58)
Accrued expenses	(58)	(37)	34
Contract liabilities	15	46	(2)
Deferred credits and other liabilities	28	22	—
Other	(1)	—	(8)
Cash flows provided by operating activities	663	517	431
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(405)	(464)	(196)
Proceeds from sale of assets	2	—	—
Acquisition of Centaur, net of cash and restricted cash acquired	(1,578)	—	—
Payments to acquire investments	(7)	—	—
Consolidation of Caesars Entertainment Services, LLC	—	21	—
Contributions to Caesars Entertainment Services, LLC	—	(11)	(10)
Cash flows used in investing activities	(1,988)	(454)	(206)
Cash flows from financing activities
Proceeds from long-term debt to related party	15	—	—
Proceeds from long-term debt and revolving credit facility	700	6,985	120
Repayments of long-term debt and revolving credit facility	(647)	(7,196)	(260)
Payments of debt issuance and extension fees	(4)	(265)	—
Proceeds from financing arrangements	508	1,136	—
Transactions with parent	50	—	—
Financing obligation payments	(9)	(7)	—
Cash flows provided by/(used in) financing activities	613	653	(140)
Net increase/(decrease) in cash, cash equivalents and restricted cash	(712)	716	85
Cash, cash equivalents and restricted cash, beginning of period	1,051	335	250
Cash, cash equivalents and restricted cash, end of period	$339	$1,051	$335

	Years Ended December 31,
(In millions)	2018	2017	2016
Supplemental cash flow information:
Cash paid for interest	$397	$547	$601
Cash refunded for income taxes	—	—	(1)
Non-cash investing and financing activities:
Change in accrued capital expenditures	103	(14)	16
Settlement of financing arrangement	508	—	—
Contribution from parent in settlement of taxes	97	397	76
Deferred consideration for acquisition of Centaur	66	—	—
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), and Rio All-Suites Hotel & Casino (“Rio Las Vegas”). CRC leases Harrah’s Las Vegas from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”), the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”). CRC also owns The LINQ Promenade.
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino in Anderson, Indiana, and Indiana Grand Racing & Casino in Shelbyville, Indiana. See Note 4 for additional information.
Sale of Octavius Tower at Caesars Palace
On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. The sale was contingent on CEC completing the sale of the land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) to VICI and modifying certain existing lease agreements with VICI. We determined that this transaction did not qualify for sale accounting and we accounted for the transaction as a financing activity. On December 26, 2018, the sale of Harrah’s Philadelphia was completed and modifications to certain of our existing lease agreements with VICI were consummated. As a result, on December 26, 2018, we derecognized the Octavius Tower real estate assets and financing obligation reflected as a non-cash settlement in our Statement of Cash Flows, and recognized a gain on sale of $271 million. Proceeds from the transaction were used to partially fund the closing of CRC’s acquisition of Centaur.
Basis of Presentation and Use of Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year’s presentation.
Our consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying consolidated financial statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 15.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adoption of New Revenue Recognition Standard
On January 1, 2018, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and all related amendments. See Note 12 for additional information and details on the effects of adopting the new standard.
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.
We consolidate a VIE when we have both the power to direct the activities that most significantly impact the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. A change in determination could have a material impact on our financial statements.
Subsequent Events
The Company completed its subsequent events review through February 21, 2019, the date on which the financial statements were available to be issued, and noted no items requiring disclosure.
Note 2 — Summary of Significant Accounting Policies
Additional significant accounting policy disclosures are provided within the applicable notes to the Financial Statements.
Cash, Cash Equivalents, and Restricted Cash
Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value. Our cash and cash equivalents as of December 31, 2018 and 2017 includes $19 million and $21 million, respectively, held by our consolidated VIE, which is not available for our use to fund operations or satisfy our obligations.
The classification of restricted cash between current and non-current is dependent upon the intended use of each particular reserve.
Reconciliation to Statements of Cash Flows

	As of December 31,
(In millions)	2018	2017
Cash and cash equivalents	$322	$1,038
Restricted cash, current	12	3
Restricted cash, non-current	5	10
Total cash, cash equivalents, and restricted cash	$339	$1,051
Advertising
The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $62 million, $14 million, and $12 million, respectively, for the years ended December 31, 2018, 2017 and 2016. The increase in advertising expense for the year ended December 31, 2018 was due to the consolidation of Caesars Enterprise Services, LLC (“CES”) on December 22, 2017. Advertising expense is included in Property, general, administrative, and other within the Statements of Operations.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Operating Costs
Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries and acquisition and integration costs.
Note 3 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
In 2018, we adopted the following ASUs:

•	ASU 2014-09, Revenue from Contracts with Customers (see Note 12).

•	ASU 2016-16, Income Taxes (see Note 14).
In 2018, the following ASUs became effective, but there was no quantitative or qualitative effect on our financial statements:

•	ASU 2018-09, Codification Improvements.

•	ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118.

•	ASU 2017-01, Business Combinations.

•	ASU 2016-18, Statement of Cash Flows.

•	ASU 2016-01, Financial Instruments - Overall.
The following ASUs were not yet effective as of December 31, 2018:
New Developments
Collaborative Arrangements - November 2018: Amended guidance makes targeted improvements to GAAP for collaborative arrangements including: (i) clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808 to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606, and (iii) requiring that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The amendments should be applied retrospectively to the date of initial application of ASC 606. An entity may elect to apply the amendments in this ASU retrospectively either to all contracts or only to contracts that are not completed at the date of initial application of ASC 606. An entity should disclose its election. An entity may elect to apply the practical expedient for contract modifications that is permitted for entities using the modified retrospective transition method in ASC 606. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Previously Disclosed
Intangibles - Goodwill and Other - Internal-Use Software - August 2018: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We are currently assessing the effect the adoption of this standard will have on our financial statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurement - August 2018: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements such as the nonpublic entity requirement to disclose transfers into and out of Level 3 of the fair value hierarchy, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. We are currently assessing the effect the adoption of this standard will have on our financial statements.
Leases - February 2016 (amended through December 2018): The amended guidance is intended to increase transparency and comparability among organizations by requiring additional disclosures to reflect the significance of an entity’s leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Many long-term operating leases, including agreements relating to real estate, will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. Certain leases embedded in other arrangements, such as service and supplier contracts, may be accounted for separately by allocating payments between lease and non-lease components.
The new standard provides a number of optional practical expedients in transition. We currently expect to elect the package of practical expedients, which permits us to carryforward our prior conclusions about lease identification, lease classification and initial direct costs. Additionally, we currently expect to adopt the practical expedient that allows comparative periods to be reported under current lease accounting guidance consistent with previously issued financial statements. We also do not currently expect to record leases on the balance sheet that at the commencement date have a lease term of twelve months or less.
While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to the recognition of new ROU assets and lease liabilities on our Balance Sheet for our real estate operating leases and providing significant new disclosures about our leasing activities. These operating leases will be recognized on a straight-line basis in rent expense. Additionally, we continue to evaluate the impact of the adoption on our existing failed sale-leaseback transactions. The Company expects the accounting for lease agreements where the Company is a lessor to be accounted for in the same manner as those agreements are accounted for under current accounting guidance.
This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We will adopt the new standard on January 1, 2019 and have elected to apply the guidance as of the adoption date. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.
Financial Instruments - Credit Losses - June 2016 (amended through November 2018): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of this ASU. We are currently assessing the effect the adoption of this standard will have on our financial statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 — Business Combination
Acquisition of Centaur Holdings, LLC
As described in Note 1, on July 16, 2018 (the “Centaur Closing Date”), CRC completed its acquisition of all of the voting equity interest of Centaur, for consideration of $1.7 billion. This acquisition expands our footprint to the central Indiana region and facilitates broad distribution of the Caesars Rewards customer loyalty program, formerly known as Total Rewards. Acquisition-related costs included in Other operating costs in the Statements of Operations were $8 million during the year ended December 31, 2018. Consideration transferred was composed of the following:

(In millions)
Cash paid	$1,636
Deferred consideration (1)	66
Total purchase price	$1,702
____________________

(1)
Deferred consideration is payable in an installment of $25 million on the second anniversary of the Centaur Closing Date and $50 million on the third anniversary of the Centaur Closing Date with prepayments and right of setoff permitted, subject to the terms and conditions of the Unit Purchase Agreement. $66 million represents the present value of future expected cash flows.

Additionally, CEC paid a $50 million license transfer fee on behalf of Hoosier Park Racing & Casino, which was accounted for as an equity contribution for CRC and relief of the associated assumed liability on the Balance Sheet.
Purchase Price Allocation
The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as part of the Centaur acquisition. We will continue to evaluate the fair value of the assets acquired and liabilities assumed which may require the preliminary purchase price allocation to be adjusted within the allowable measurement period. The intangible assets subject to amortization will be amortized on a straight-line basis over their estimated useful lives as of the acquisition date.

(In millions)	Fair Value	Weighted-Average Useful Life (years)
Assets acquired:
Cash and cash equivalents	$39
Receivables, net	2
Other current assets	26
Property and equipment	297
Intangible assets other than goodwill
Trade names and trademarks	14	2.5
Gaming rights (1)	1,390
Customer relationships	41	15.0
Total assets	1,809

Liabilities assumed:
Current liabilities	(92)
Deferred income taxes	(286)
Total liabilities	(378)
Net identifiable assets acquired	1,431
Goodwill	271
Total Centaur equity value	$1,702
____________________

(1)	Indefinite-lived intangible assets.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We applied the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”). Goodwill of $271 million was recognized as a result of the transaction and relates to (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers that are not tracked through their customer loyalty program; (ii) the going-concern value associated with expectations of forging relationships with future customers; (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts; (iv) synergies; and (v) the future potential expansion of table games to the properties. None of the goodwill recognized is expected to be deductible for income tax purposes.
Note 5 — Property and Equipment
We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the consolidated financial statements.
Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $7 million, $6 million and $3 million, respectively, for the years ended December 31, 2018, 2017 and 2016.
Useful Lives

Land improvements			12	years
Buildings	5	to	40	years
Building and leasehold improvements	3	to	30	years
Furniture, fixtures, and equipment	2.5	to	12	years
Property and Equipment, Net

	As of December 31,
(In millions)	2018	2017 (1)
Land	$3,561	$3,570
Buildings and leasehold and land improvements	4,631	4,585
Furniture, fixtures, and equipment	1,051	880
Construction in progress	264	212
Total property and equipment	9,507	9,247
Less: accumulated depreciation	(2,095)	(1,965)
Total property and equipment, net	$7,412	$7,282
____________________

(1)	We reclassified $73 million in land improvements to Buildings and leasehold and land improvements to align with our 2018 reporting presentation.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Depreciation Expense and Other Amortization Expense

	Years Ended December 31,
(In millions)	2018	2017	2016
Depreciation expense (1)	$415	$370	$329
Other amortization expense	1	1	12
____________________

(1)
Depreciation expense for 2018 includes accelerated depreciation of $83 million due to asset removal and replacement in connection with property renovations primarily at Flamingo Las Vegas, Harrah’s Atlantic City, Paris Las Vegas, Harrah’s Las Vegas and Bally’s Las Vegas compared with $79 million in 2017 primarily at Flamingo Las Vegas, Bally’s Las Vegas, Harrah’s Las Vegas, Harrah’s Laughlin, Planet Hollywood and Harrah’s New Orleans and $55 million in 2016 primarily at Planet Hollywood, Paris Las Vegas, Harrah’s Las Vegas, and Flamingo Las Vegas.

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.
Note 6 — Goodwill and Other Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief from Royalty Method” and “Excess Earnings Method” under the income approach.
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.
Changes in Carrying Value of Goodwill

	Gross Goodwill		Accumulated Impairment		Net Carrying Value
(In millions)	2018	2017	2018	2017	2018	2017
Balance as of January 1	$5,049	$5,049	$(3,433)	$(3,433)	$1,616	$1,616
Centaur acquisition (1)	271	—	—	—	271	—
Balance as of December 31 (2)	$5,320	$5,049	$(3,433)	$(3,433)	$1,887	$1,616
____________________

(1)	See Note 4 for further details relating to the acquisition of Centaur.

(2)
$405 million of goodwill is associated with a reporting unit with zero or negative carrying value. As the reporting unit has a positive fair value, there was no impairment associated with this reporting unit.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Changes in Carrying Value of Intangible Assets Other than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2018	2017	2018	2017	2018	2017
Balance as of January 1	$220	$285	$37	$37	$257	$322
Centaur acquisition (1)	55	—	1,390	—	1,445	—
Amortization expense and other	(59)	(65)	—	—	(59)	(65)
Balance as of December 31	$216	$220	$1,427	$37	$1,643	$257
____________________

(1)	See Note 4 for further details relating to the acquisition of Centaur.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other than Goodwill

	December 31, 2018				December 31, 2017
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	2.3	$14	$(3)	$11	$—	$—	$—
Customer relationships	3.1	934	(745)	189	893	(691)	202
Contract rights	6.0	3	(2)	1	3	(2)	1
Gaming rights and other	5.5	43	(28)	15	43	(26)	17
		$994	$(778)	216	$939	$(719)	220
Non-amortizing intangible assets
Trademarks				37			37
Gaming rights				1,390			—
				1,427			37
Total intangible assets other than goodwill				$1,643			$257
The aggregate amortization expense for intangible assets that continue to be amortized was $59 million for the year ended December 31, 2018 and $65 million in each of the years ended December 31, 2017 and 2016.
Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2019	2020	2021	2022	2023
Estimated annual amortization expense	$62	$62	$51	$8	$6
Note 7 — Fair Value Measurements
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 6 for more information on the application of the use of fair value methodology to measure goodwill and other intangible assets.
We have not elected the fair value measurement option available under GAAP for any of our assets or liabilities that meet the criteria for this option.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2018
Assets
Derivative instruments - interest rate swaps	$6	$—	$6	$—
Liability
Derivative instruments - interest rate swaps	$22	$—	$22	$—
Changes in Level 3 Fair Value Measurements

(In millions)	Year Ended December 31, 2017
VICI Call Right balance at beginning of period	$131
Restructuring and support expenses	46
Settlement of CEC Restructuring Support and Forbearance Agreement Accrual	(177)
VICI Call Right balance at end of period (1)	$—
____________________

(1)
The VICI Call Right was remeasured at fair value and then transferred to Accrued expenses and other current liabilities on the Balance Sheet upon settlement on October 6, 2017 because it is an option related to real estate and not a derivative. See Note 8.

Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use forward-starting interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. During the years ended December 31, 2018 and 2017, respectively, we entered into six and four interest rate swap agreements to fix the interest rate on $2.0 billion and $1.0 billion of variable rate debt. As of December 31, 2018, we have entered into ten interest rate swap agreements for notional amounts totaling $3.0 billion. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements will be accrued as interest rates change and recognized as an adjustment to interest expense for the related debt beginning on December 31, 2018. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
The major terms of the interest rate swap agreements as of December 31, 2018 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of December 31, 2018	Maturity Date
12/31/2018	250	2.274%	2.522%	12/31/2022
12/31/2018	200	2.828%	2.522%	12/31/2022
12/31/2018	600	2.739%	2.522%	12/31/2022
1/1/2019	250	2.153%	N/A	12/31/2020
1/1/2019	250	2.196%	N/A	12/31/2021
1/1/2019	400	2.788%	N/A	12/31/2021
1/1/2019	200	2.828%	N/A	12/31/2022
1/2/2019	250	2.172%	N/A	12/31/2020
1/2/2019	200	2.731%	N/A	12/31/2020
1/2/2019	400	2.707%	N/A	12/31/2021

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
The effect of derivative instruments designated as hedging instruments on the Balance Sheets for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) was a loss of $16 million for the year ended December 31, 2018 and was immaterial in 2017. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $1 million.
Note 8 — Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2018	2017
Payroll and other compensation	$200	$189
VICI Call Right	177	177
Accrued taxes	49	31
Advance deposits	23	43
Chip and token liability	16	15
Other accruals	120	115
Total accrued expenses and other current liabilities	$585	$570
VICI Call Right
On October 6, 2017 (the “Effective Date”), VICI received a call right (the “VICI Call Right”) for up to five years to purchase and leaseback the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin, and Harrah’s New Orleans for a cash purchase price of ten times the agreed upon annual rent for each property. The VICI Call Right is subject to the terms of the CRC Credit Agreement (defined in Note 11). On the Effective Date, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet at an amount equal to the fair value of the option on the Effective Date. Management does not believe that the liability should continue to be recognized at fair value after initial recognition until the execution or expiration of the option because it is an option related to real estate, not a derivative, and the fair value option has not been elected. Additionally, provided the real estate property assets remain on the Balance Sheets, they will be evaluated for impairment.
Note 9 — Leases
Operating Leases
We lease both real estate and equipment used in our operations. As of December 31, 2018, the remaining term of our operating leases ranged from 1 to 79 years with various automatic extensions. For the years ended December 31, 2018, 2017 and 2016, rent expense for operating leases was $51 million, $51 million and $49 million, respectively. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. However, such amounts are not considered material.
Harrah’s Las Vegas Failed Sale-Leaseback Financing Obligation
On December 22, 2017, we sold certain real estate assets of Harrah’s Las Vegas to VICI and simultaneously entered into a lease agreement with VICI (the “HLV Lease”), which was amended on December 26, 2018.
The HLV Lease provides for fixed rent (subject to escalation) during an initial term, then rent consisting of both base rent and variable percentage rent elements, and has a 15-year initial term and four five-year renewal options. The HLV Lease provides for annual fixed rent of $87 million and includes escalation provisions beginning in year two of the initial term and continuing through the renewal terms. The HLV Lease also includes provisions for contingent rental payments calculated, in part, based on increases

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

or decreases of net revenue of the underlying lease property, commencing in year eight of the initial term and continuing through the renewal terms.
The HLV Lease was evaluated as a sale-leaseback of real estate. Under the terms of the lease agreement, we contribute to a reserve account for which VICI has the right to collaterally assign the security interest in a future VICI financing. We determined that this contingent-collateral arrangement represents a prohibited form of continuing involvement. Among other things, we estimated that the length of the lease, including optional renewal periods, would represent substantially all (90% or more) of the remaining economic life of the property and facilities subject to the lease, and the terms of the renewal options give the Company the ability to renew the lease at a rate that has the potential of being less than a fair market value rate as determined at the time of renewal. These, among certain other conditions, represent a prohibited form of continuing involvement. Therefore, we determined that this transaction did not qualify for sale-leaseback accounting, and we accounted for the transaction as a financing.
For a failed sale-leaseback transaction, the real estate assets generally remain on the consolidated balance sheet at their historical net book value and are depreciated over their remaining useful lives while a failed sale-leaseback financing obligation is recognized for the proceeds received. Therefore, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over the estimated useful lives. We do not recognize rent expense related to the leases, but we have recorded a liability for the failed sale-leaseback obligation and the majority of the periodic lease payments are recognized as interest expense in the Statements of Operations.
Future Minimum Lease Commitments

(In millions)	Operating Leases	Financing Obligation
2019	$47	$88
2020	35	89
2021	22	90
2022	20	91
2023	19	93
Thereafter	443	2,431
Total minimum rental commitments	$586	$2,882
See Note 15 — Related Party Transactions for discussion of the related party lease agreement that is included in the table above.
Guarantee for Failed Sale-Leaseback
Subject to certain exceptions, the payment of all monetary obligations under the HLV Lease is guaranteed by CRC.
Note 10 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
Contractual Commitments
NV Energy
In September 2017, CEC filed its final notice to proceed with its plan to exit the fully bundled sales system of NV Energy for its Nevada properties and purchase energy, capacity, and/or ancillary services from a provider other than NV Energy. The transition to unbundle electric service was completed in the first quarter of 2018 (the “Cease-Use Date”). As a result of the decision to exit, an order from the Public Utilities Commission of Nevada required that we pay an aggregate exit fee of $33 million related to CRC’s properties. These fees are payable over three to six years at an aggregate present value of $24 million and $26 million, respectively, as of December 31, 2018 and 2017 and were recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For six years following the Cease-Use Date, we will also be required to make ongoing payments to NV Energy for non-bypassable rate charges, which primarily relate to each entity’s share of NV Energy’s portfolio of above-market renewable energy contracts and the costs of decommissioning and remediation of coal-fired power plants. As of the effective date of the transition, the portion of these fees attributable to CRC was $24 million, which was accrued at its present value in the first quarter of 2018. As of December 31, 2018, $18 million was recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheet. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Sports Sponsorship/Partnership Obligations
We entered into agreements with certain professional sports teams for advertising, marketing, promotional, and sponsorship opportunities. As of December 31, 2018, obligations related to these agreements were $176 million with contracts extending through 2034.
HLV Lease
Under the HLV Lease, we are required to spend certain minimum amounts on capital expenditures.
Contingent Liabilities
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits, Harrah’s New Orleans had accrued $9 million and $7 million, respectively, as of December 31, 2018 and 2017.
Note 11 — Debt

	December 31, 2018				December 31, 2017
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (2)	$100	$100	$—
CRC Term Loan	2024	variable (3)	4,653	4,577	4,616
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,668	1,664
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			6,465	6,357	6,292
Current portion of long-term debt			(147)	(147)	(47)
Long-term debt			$6,318	$6,210	$6,245

Unamortized discounts and deferred finance charges				$108	$120
Fair value			$6,061
____________________

(1)	Interest rate is fixed, except where noted.

(2)
London Interbank Offered Rate (“LIBOR”) plus 2.00%. On May 4, 2018, the interest rate was reduced from the previous LIBOR plus 2.25% to LIBOR plus 2.13% and on August 2, 2018, the interest rate was further reduced to LIBOR plus 2.00% due to step-downs based on the senior secured leverage ratio (“SSLR”) in accordance with the CRC Credit Agreement. On November 2, 2018, the interest rate was increased to LIBOR plus 2.13% due to a step-up based on the SSLR as of September 30, 2018.

(3)	LIBOR plus 2.75%.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Annual Estimated Debt Service Requirements

	Years Ended December 31,
(In millions)	2019	2020	2021	2022	2023	Thereafter	Total
Annual maturities of long-term debt	$147	$47	$47	$47	$48	$6,129	$6,465
Estimated interest payments	350	350	340	340	330	420	2,130
Total debt service payments (1)	$497	$397	$387	$387	$378	$6,549	$8,595
___________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of December 31, 2018 includes the principal payments on the term loans, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement. The credit facility agreement has a contractual maturity of greater than one year. Amounts borrowed, if any, under the revolving credit facility are intended to satisfy short term liquidity needs and would be classified as current.
Debt Discounts and Deferred Finance Charges
Debt discounts and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of December 31, 2018 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
CRC Term Loan and Revolving Credit Facility
On December 22, 2017, CRC entered into a new $5.7 billion senior secured credit facility (the “CRC Senior Secured Credit Facilities”), including a $1.0 billion five-year revolving credit facility (the “CRC Revolving Credit Facility”) and a $4.7 billion seven-year first lien term loan (the “CRC Term Loan”). The CRC Senior Secured Credit Facilities were funded and closed pursuant to the Credit Agreement, dated as of December 22, 2017 (the “CRC Credit Agreement”).
The CRC Term Loan matures in 2024. The CRC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CRC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The CRC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2018, $100 million was outstanding under the CRC Revolving Credit Facility and approximately $36 million was committed to outstanding letters of credit.
Borrowings under the CRC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CRC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be (a) with respect to the CRC Term Loan, 2.75% per annum in the case of any LIBOR loan or 1.75% per annum in the case of any base rate loan and (b) in the case of the CRC Revolving Credit Facility, 2.25% per annum in the case of any LIBOR loan and 1.25% per annum in the case of any base rate loan, subject in the case of the CRC Revolving Credit Facility to two 0.125% step-downs based on CRC’s SSLR, the ratio of first lien senior secured net debt to adjusted earnings before interest, taxes, depreciation and amortization.
In addition, CRC is required to pay a commitment fee in respect of any commitments under the CRC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CRC’s SSLR. CRC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
CRC Notes
On October 16, 2017, CRC Escrow Issuer LLC (“Escrow Issuer”) and CRC Finco. Inc., then both wholly owned subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”). On December 22, 2017, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and issuer of the CRC Notes.
Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities in 2018

(In millions)	Proceeds	Repayments
CRC Revolving Credit Facility	$700	$(600)
CRC Term Loan	—	(47)
Total	$700	$(647)
Terms of Outstanding Debt
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes (the “CRC Indenture”) contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net SSLR financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC and the subsidiary guarantors serve as collateral for the borrowings.
The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.
Note 12 — Revenue Recognition
Adoption of New Revenue Recognition Standard
In May 2014, the FASB issued a new standard related to revenue recognition, ASU 2014-09, Revenue from Contracts with Customers. We adopted the standard effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard. The most significant effects of adopting the new standard related to the accounting for our Caesars Rewards customer loyalty program and casino promotional allowances.
Caesars Rewards affects revenue from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Previously, the Company accrued a liability based on the estimated cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new accounting standard, Reward Credits are no longer recorded at cost, and a deferred revenue model is used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed. This results in a portion of casino revenues being recorded as deferred revenue as Reward Credits are earned. Revenue is recognized in a future period based on when and for what good or service the Reward Credits are redeemed (e.g., a hotel room).

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Additionally, we previously recorded promotional allowances in a separate line item within net revenues. As part of adopting the new standard, promotional allowances are no longer presented separately. Alternatively, revenue is recognized based on relative standalone selling prices for transactions with more than one performance obligation. For example, when a casino customer is given a complimentary room, we are required to allocate a portion of the casino revenues earned from the customer to rooms revenues based on the standalone selling price of the room. As a result of this change, we are reporting substantially lower casino revenues; however, this change, and other less significant adjustments that were required upon adoption, did not have an aggregate material effect on total net revenues, operating income, net income, or cash flows.
Effect of Adopting New Revenue Recognition Standard - Balance Sheets

(In millions)	Previously Reported	ASC Adjustments	As Recast
December 31, 2017
Due from affiliates, net	$196	$16	$212
Accrued expenses and other current liabilities	680	(110)	570
Contract liabilities	—	105	105
Member’s equity	2,200	21	2,221
December 31, 2016
Member’s equity	1,786	2	1,788
December 31, 2015
Member’s equity	1,759	3	1,762
Effect of Adopting New Revenue Recognition Standard - Statements of Operations

	Year Ended December 31, 2017		Year Ended December 31, 2016
(In millions)	Prior to Adoption	Post Adoption	Prior to Adoption	Post Adoption
Revenues
Casino	$1,874	$1,335	$1,836	$1,280
Food and beverage	759	795	767	800
Rooms	942	955	923	950
Other revenue	533	507	502	472
Casino promotional allowances	(540)	—	(530)	—
Net revenues	3,568	3,592	3,498	3,502
Operating expenses
Direct
Casino	943	722	920	692
Food and beverage	370	551	375	558
Rooms	252	322	249	318
Property, general, administrative, and other	855	846	856	837
Management fees to related parties	38	38	37	37
Depreciation and amortization	436	436	406	406
Corporate expense	82	80	68	68
Other operating costs	53	53	10	10
Total operating expenses	3,029	3,048	2,921	2,926
Income from operations	539	544	577	576
Interest expense	(528)	(528)	(564)	(564)
Loss on extinguishment of debt	(219)	(219)	—	—
Restructuring and support expenses	(46)	(46)	(131)	(131)
Other income	5	5	1	1
Loss before income taxes	(249)	(244)	(117)	(118)
Income tax benefit	270	270	52	52
Net income/(loss)	$21	$26	$(65)	$(66)

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disaggregation of Revenue by Region

	Year Ended December 31, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$795	$718	$1,513
Food and beverage	612	185	797
Rooms	816	144	960
Entertainment and other	317	72	389
Total contract revenues	2,540	1,119	3,659
Other	148	4	152
Net revenues	$2,688	$1,123	$3,811

	Year Ended December 31, 2017
(In millions)	Las Vegas	Other U.S.	Total
Casino	$815	$520	$1,335
Food and beverage	624	171	795
Rooms	805	150	955
Entertainment and other	305	55	360
Total contract revenues	2,549	896	3,445
Other	143	4	147
Net revenues	$2,692	$900	$3,592

	Year Ended December 31, 2016
(In millions)	Las Vegas	Other U.S.	Total
Casino	$774	$506	$1,280
Food and beverage	631	169	800
Rooms	800	150	950
Entertainment and other	283	52	335
Total contract revenues	2,488	877	3,365
Other	133	4	137
Net revenues	$2,621	$881	$3,502
Accounting Policy
We analyze our revenues based upon the type of services we provide and the geographic location of the related property. We recognize revenue when control over the goods and services we provide has transferred to the customer, which is generally when the services are performed and when we have no substantive performance obligation remaining. Sales and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.
Casino Revenues
Casino revenues include revenues generated by our casino operations and casino related activities such as poker, pari-mutuel wagering, and tournaments, less sales incentives and other adjustments. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to casino revenues. Funds deposited by customers in advance along with chips and slot vouchers in a customer’s possession are recorded in Accrued expenses and other current liabilities on our Balance Sheets until such amounts are redeemed or used in gaming play by the customer.
Non-Gaming Revenues
Rooms revenue, food and beverage revenue, and entertainment and other revenue include: (i) the actual amounts paid for such services (less any amounts allocated to unperformed performance obligations, such as Reward Credits, described below); (ii) the

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

value of Reward Credits redeemed for such services; and (iii) the portion of the transaction price allocated to complimentary goods or services provided in conjunction with other revenue-generating activities. Rooms revenue is generally recognized over time, consistent with the customer’s reservation period. Food and beverage and entertainment and other revenues are recognized at the point in time the services are performed or events are held. Amounts paid in advance, such as advance deposits on rooms and advance ticket sales, are recorded as a liability until the goods or services are provided to the customer (see Contract Liabilities below).
Other Revenue
Other revenue primarily includes revenue from third-party real estate leasing arrangements at our properties. Rental income is recognized ratably over the lease term with contingent rental income being recognized when the right to receive such rental income is established according to the lease agreements.
Caesars Rewards Loyalty Program
Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at all Caesars-affiliated properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.
Because of the significance of the Caesars Rewards program and the ability for customers to accumulate Reward Credits based on their past play, we have determined that Reward Credits granted in conjunction with other earning activity represent a performance obligation. As a result, for transactions in which Reward Credits are earned, we allocate a portion of the transaction price to the Reward Credits that are earned based upon the relative standalone selling prices (“SSP”) of the goods and services involved. When the activity underlying the “earning” of the Reward Credits has a wide range of selling prices and is highly variable, such as in the case of gaming activities, we use the residual approach in this allocation by computing the value of the Reward Credits as described below and allocating the residual amount to the gaming activity. This allocation results in a significant portion of the transaction price being deferred and presented as a Contract liability on our accompanying Balance Sheets. Any amounts allocated to Contract liabilities are recognized as revenue when the Reward Credits are redeemed in accordance with the specific recognition policy of the activity for which the credits are redeemed. This balance is further described below under Contract Liabilities.
Our Caesars Rewards loyalty program includes various tiers that offer different benefits, and members are able to earn credits towards tier status, which generally enables them to receive discounts similar to those provided as complimentaries described below. We have determined that any such discounts received as a result of tier status do not represent material rights, and therefore, we do not account for them as distinct performance obligations.
We have determined the SSP of a Reward Credit by computing the redemption value of credits expected to be redeemed. Because Reward Credits are not otherwise independently sold, we analyzed all Reward Credit redemption activity over the preceding calendar year and determined the redemption value based on the fair market value of the goods and services for which the Reward Credits were redeemed. We have applied the practical expedient under the portfolio approach to our Reward Credit transactions because of the similarity of gaming and other transactions and the homogeneity of Reward Credits.
As part of determining the SSP for Reward Credits, we also determined that there is generally an amount of Reward Credits that is not redeemed, which is considered “breakage.” We recognize the expected breakage proportionally with the pattern of revenue recognized related to the redemption of Reward Credits. We periodically reassess our customer behaviors and revise our expectations as deemed necessary on a prospective basis.
Complimentaries
As part of our normal business operations, we often provide lodging, transportation, food and beverage, entertainment, free play and other goods and services to our customers at no additional charge. Alternatively, Reward Credits can be redeemed for these services.  Both are considered complimentaries. Such complimentaries are provided in conjunction with other revenue-earning activities and are generally provided to encourage additional customer spending on those activities. Accordingly, we allocate a portion of the transaction price we receive from such customers to the complimentary goods and services. We perform this allocation based on the SSP of the underlying goods and services, which is determined based upon the weighted-average cash sales prices received for similar services at similar points during the year.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Receivables and Contract Liabilities
We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.
Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.
Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.
Receivables

	As of December 31,
(In millions)	2018	2017	2016
Casino	$40	$80	$55
Food and beverage and rooms	37	41	51
Entertainment and other	28	14	7
Contract receivables, net	105	135	113
Other	40	19	18
Receivables, net	$145	$154	$131
Allowance for Doubtful Accounts

(In millions)	Contracts	Other	Total
Balance as of January 1, 2016	$33	$3	$36
Provision for doubtful accounts	10	1	11
Write-offs less recoveries	(19)	—	(19)
Balance as of December 31, 2016	24	4	28
Provision for doubtful accounts	5	(1)	4
Write-offs less recoveries	(4)	(1)	(5)
Balance as of December 31, 2017	25	2	27
Provision for doubtful accounts	8	4	12
Write-offs less recoveries	(6)	(4)	(10)
Balance as of December 31, 2018	$27	$2	$29
____________________

(1)	See Note 4 for further details relating to the acquisition of Centaur.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contract Liabilities

(In millions)	Caesars Rewards	Customer Advances	Total
Balance as of January 1, 2017	$—	$61	$61
Transfer from CES	65	—	65
Amount recognized from the beginning balance	(2)	(59)	(61)
Amount earned and recognized within the period	(1)	43	42
Balance as of December 31, 2017 (1)	62	45	107
Amount recognized during the period (2)	(144)	(370)	(514)
Amount accrued during the period	148	380	528
Balance as of December 31, 2018 (3)	$66	$55	$121
____________________

(1)	$2 million included within Deferred credits and other liabilities as of December 31, 2017.

(2)	Includes $35 million for Caesars Rewards and $43 million for Customer Advances recognized from the December 31, 2017 Contract liability balances.

(3)	$3 million included within Deferred credits and other liabilities as of December 31, 2018.
In addition, Contract liabilities related to Caesars Rewards was reduced by $20 million during the year ended 2018 representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 15).
Generally, customer advances and their corresponding performance obligations are satisfied within 12 months of the date of receipt of advanced payment. While Rewards Credits are generally redeemed by customers over a four-year period from when they were earned, of the total Reward Credits expected to be redeemed, approximately 90% are redeemed within one year and approximately 10% are redeemed beyond one year.
Note 13 — Multi-employer Pension Plans
Contributions are made to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover our union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following respects:

i.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

ii.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

iii.
If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)		FIP/RP Status (3)	Contributions(2) (In millions)			Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement (4)
Pension Fund	EIN/Pension Plan Number	2018	2017		2018	2017	2016
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	No	$17	$17	$16	No	May 31, 2023
Legacy Plan of the National Retirement Fund (5)(6)	13-6130178/001	N/A	Red	N/A	—	7	5	N/A	N/A
Legacy Plan of the UNITE HERE Retirement Fund (6)	82-0994119/001	Red	N/A	Yes	7	—	—	No	February 29, 2020
Central Pension Fund of the IUOE & Participating Employers (7)	36-6052390/001	Green	Green	No	5	5	5	No	March 31, 2021
Local 68 Engineers Union Pension Plan (5)(8)(9)	51-0176618/001	Yellow	Yellow	No	—	1	—	No	April 30, 2020
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	—	No	April 30, 2020
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	1	1	1	No	Various up to June 30, 2021
Other Funds					5	3	5
Total Contributions					$35	$34	$32
____________________

(1)
Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.

(2)	See Note 15.

(3)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.

(4)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.

(5)
Employer provided more than 5% of the total contributions for the plan years ended 2017 and 2016. As of the date the financial statements were issued, Forms 5500 were not available for the 2018 plan year.

(6)
Effective January 1, 2018, the Legacy Plan of the National Retirement Fund (“NRF”) spun-off a portion of the plan into the newly created Legacy Plan of the UNITE HERE Retirement Fund (“HERE Plan”). CEC contributes to the HERE Plan and is expected to provide more than 5% of the total contributions for the plan year ended 2018, but the Form 5500 is not yet available. CEC no longer contributes to the NRF.

(7)	Plan years begin February 1.

(8)	Plan years begin July 1.

(9)	The Plan has yet to provide an FIP. FIP status is not considered pending or implemented.
Note 14 — Income Taxes
Effective December 22, 2017, upon CRC electing to be treated as a corporation for federal and state income tax purposes, CRC is included in the consolidated federal tax return of Caesars, but files separate New Jersey and Louisiana tax returns. Prior to December 20, 2017, Caesars Growth Properties Holdings, LLC (“CGPH”) was included in the federal and state tax return filings for Caesars Growth Partners, LLC (“CGP”) which filed separate federal and state tax returns as a partnership. From December 20 through December 22, 2017, CGPH was included in the consolidated federal tax return for Caesars and the separate New Jersey and Louisiana tax returns for CGP which elected to be treated as a corporation effective December 20, 2017. Prior to December 22, 2017, Caesars Entertainment Resort Properties, LLC (“CERP”) was included in the consolidated federal tax return for Caesars and the separate New Jersey tax return filing for CEC.
We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and as attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.
The Securities Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act, must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.
As of December 31, 2018, the Company has completed the accounting for the tax effects of the Tax Act. During the year ended December 31, 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million, which was recorded in the period ended December 31, 2017. The Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $33 million. The total amount of the revised estimated income tax benefit is (i) $209 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $42 million related to the net deferred tax benefit of state deferred tax assets, which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act.
The financial statements and tax footnotes were prepared under the pooling of interest to combine the historical operations of CERP and CGPH. Prior to the merger of CGPH and CERP forming CRC in 2017, CGPH was a disregarded entity owned by a partnership which was taxed as a flow-through entity under U.S. tax laws. As such, no taxes were accrued for its activities and income/losses would be distributed to its shareholders.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain state deferred tax assets which were not deemed realizable based upon estimates of future taxable income.
We report unrecognized tax benefits within Deferred credits and other liabilities on our Balance Sheets, separate from related income tax payable, which is also reported within Accrued expenses and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
Effective January 1, 2018, we adopted ASU 2016-16, Income Taxes (Topic 740), which provides amended guidance regarding intra-entity transfers of assets other than inventory and requires the recognition of any related income tax consequences when such transfers occur.
We are under regular and recurring audit by the Internal Revenue Service (“IRS”) and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Components of Income/(Loss) Before Income Taxes

	Years Ended December 31,
(In millions)	2018	2017	2016
Income/(loss) before income taxes	$359	$(244)	$(118)

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2018	2017	2016
Current:
Federal	$(97)	$(397)	$(76)
State	(1)	(7)	—
	(98)	(404)	(76)
Deferred	28	674	128
Income tax benefit/(provision)	$(70)	$270	$52
Allocation of Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2018	2017	2016
Income tax benefit/(provision) applicable to:
Income/(loss) before income taxes	$(70)	$270	$52
Other comprehensive income	3	—	—
Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2018	2017	2016
Statutory tax rate	21.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	6.7	9.2	1.5
Nondeductible expenses	1.6	(0.4)	(0.5)
Federal tax credits	(1.2)	0.6	1.7
Change in valuation allowance	—	3.0	—
Reserve for uncertain tax positions	—	(2.1)	0.1
Change in federal tax law	(9.1)	87.2	—
Change in tax status	—	(13.9)	—
Nontaxable LLC income/loss	—	(10.0)	6.4
Nondeductible acquisition costs	0.5	—	—
Other	—	2.0	(0.1)
Effective tax rate	19.5%	110.6%	44.1%

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2018	2017
Deferred tax assets:
Compensation programs	$17	$17
Accrued expenses	11	7
Allowance for doubtful accounts	7	6
Casino Reinvestment Development Authority investment obligation	2	2
VICI call right	42	42
Disallowed interest expense	4	—
Other	4	3
	87	77
Valuation allowance	(13)	(40)
	74	37
Deferred tax liabilities:
Depreciation and other property related items	450	382
Intangible assets	240	14
Prepaid expenses	7	7
	697	403
Net deferred tax liability	$623	$366
Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2018	2017	2016
Balance as of beginning of year	$9	$3	$3
Additions based on tax positions related to the prior year	—	6	—
Additions for tax positions of prior years	5	—	—
Balance as of year end	$14	$9	$3
We accrue interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2018, 2017, and 2016, the accrual required for interest and penalties was less than $1 million. As of December 31, 2018 and 2017, there were $12 million and $7 million, respectively, of unrecognized tax positions that would impact the effective tax rate. As of December 31, 2016, there were no unrecognized tax benefits that, if recognized, would impact the effective tax rate.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of December 31, 2018 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
CRC is included in the CEC consolidated U.S. tax return filing and files separate state tax returns in Louisiana and New Jersey. We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.
The tax years that remain open for examination for our major jurisdictions are 2014 through 2018 for New Jersey. The tax years of 2015 through 2018 remain open for examination for U.S. tax purposes.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15 — Related Party Transactions
Summary of Related Party Transactions

	Years Ended December 31,
(In millions)	2018	2017	2016
CEOC LLC Shared Services Agreement
Service provider fee	$3	$3	$6
Management fees to related parties	40	38	37
Transactions with CEC and other affiliates
Employee benefits and incentive awards	39	20	19
Transactions with Sponsors and their affiliates
Reimbursements and expenses allocated to CRC	—	—	3
Expenses paid to Sponsors’ portfolio companies (1)	—	2	—
Other related party transactions
Lease revenue received	24	40	39
Lease payments	1	2	2
World Series of Poker agreements	2	2	2
____________________

(1)	An immaterial amount was paid to the Sponsors’ portfolio companies in 2016.
Caesars Enterprise Services, LLC
CES provides certain corporate, administrative and management services to its members, and the costs of these services are allocated among the members with 61% allocated to CEOC, LLC (“CEOC LLC”) and 39% allocated to CRC. CES serves as an agent on behalf of the members at a cost-basis. Members reimburse CES for the services it performs and the costs it incurs. CRC consolidates CES as of December 22, 2017 and CES is no longer treated as a related party going forward.
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by CES.
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represents (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of both December 31, 2018 and 2017, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was $2 million.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

certain IRS and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Transactions with Sponsors and their Affiliates
The members of Hamlet Holdings LLC are comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”) and own CEC common stock. On the Effective Date, CEC entered into a “Termination Agreement” with the Sponsors and their affiliates, pursuant to which certain agreements terminated. Due to reductions in ownership percentage of CEC starting on the Effective Date, we are no longer controlled or significantly influenced by the Sponsors. Amounts paid prior to the Effective Date to the Sponsors’ portfolio companies with which we engage in transactions are included in the table above. We believe such transactions were conducted at fair value.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
Octavius Tower Lease Agreement
Under the prior Octavius Tower lease arrangement, VICI leased the Octavius Tower from us, and CEOC LLC and its applicable subsidiaries then sub-leased the Octavius Tower from VICI pursuant to the long-term lease agreement with VICI relating to Caesars Palace. On July 11, 2018, we sold the real estate assets of the Octavius Tower to VICI. CEOC LLC and its applicable subsidiaries continue to lease the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace.
LINQ Access and Parking Easement Lease Agreement
Under the LINQ Access and Parking Easement lease agreement, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon CEOC’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We pay approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio All-Suites Hotel & Casino. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City. The Main Event agreement has expired but the events continue under these payment terms.
Caesars Rewards Loyalty Program
On the Effective Date, the Caesars Rewards program administration and liability was transferred from CEOC LLC to CES as an equity contribution, and CRC consolidates CES as of December 22, 2017. The total estimated liability related to Reward Credits

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

earned by customers is accrued by CES. As further described in Note 12, the liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $138 million and $212 million, respectively, and Due to affiliates, net was $4 million and $3 million, respectively, as of December 31, 2018 and 2017.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of December 31, 2018, the intercompany loan is included in Long-term debt to related party on the Balance Sheets.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

ITEM 9A.	Controls and Procedures
Item 9A, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

ITEM 9B.	Other Information
None.

PART III

The following have been omitted from this report:

•	ITEM 10, “Directors, Executive Officers and Corporate Governance;”

•	ITEM 11, “Executive Compensation;”

•	ITEM 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” and

•	ITEM 13, “Certain Relationships and Related Transactions, and Director Independence.”

ITEM 14.	Principal Accounting Fees and Services
CRC’s principal accounting fees and services will be included as part of CEC’s principal accounting fees and services under the caption “Audit Matters” in CEC’s definitive Proxy Statement for its 2019 Annual Meeting of Stockholders; provided that if the Proxy Statement is not filed on or before April 30, 2019, such information will be included in an amendment to CEC’s Form 10‑K filed on or before such date.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules

(a)	1. Financial statements of the Company (including related notes to consolidated financial statements) included as part of this report are listed below (see Item 8):
Report of Independent Registered Public Accounting Firm.
Consolidated Balance Sheets as of December 31, 2018 and 2017.
Consolidated Statements of Operations and Comprehensive Income/(Loss) for the Years Ended December 31, 2018, 2017 and 2016.
Consolidated Statements of Member’s Equity for the Years Ended December 31, 2018, 2017 and 2016.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016.
2.    Financial statement schedules of the Company as follows:
Schedules I through V have been omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.
3.    Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

2.1	Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Acquisition Company and Caesars Entertainment Corporation.	—	*8-K	—	2.1	7/11/2016

2.2	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, by and between Caesars Entertainment Corporation and Caesars Acquisition Company.	—	*8-K	—	2.1	2/21/2017

2.3	Agreement and Plan of Merger, dated as of December 21, 2017, by and between Caesars Growth Properties Holdings, LLC and Caesars Entertainment Resort Properties, LLC.	—	*8-K	—	99.2	3/15/2018

2.4	Purchase and Sale Agreement, dated July 11, 2018, by and between Caesars Octavius, LLC and Octavius Propco LLC.	—	*8-K	—	2.1	7/12/2018

2.5	Purchase and Sale Agreement, dated July 11, 2018, by and between Chester Downs and Marina, LLC and Philadelphia Propco LLC.	—	*8-K	—	2.2	7/12/2018

3.1	Amended and Restated Certificate of Formation of Caesars Growth Properties Holdings, LLC, dated May 5, 2014.	—	**10-Q	6/30/2015	3.1	8/6/2015

3.2	Certificate of Merger, dated as of December 22, 2017, of Caesars Entertainment Resort Properties, LLC with and into Caesars Growth Properties Holdings, LLC.	—	*8-K	—	99.3	3/15/2018

3.3	Amended and Restated Operating Agreement of Caesars Resort Collection, LLC (formerly known as Caesars Growth Properties Holdings, LLC), dated December 22, 2017.	—	*8-K	—	99.4	3/15/2018

4.1	Indenture, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	10/16/2017

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

4.2	Supplemental Indenture, dated December 22, 2017, by and among Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	12/22/2017

10.1	Credit Agreement, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, the other borrowers from time to time party thereto, the lenders party thereto, and Credit Suisse, AG, Cayman Islands Branch, as administrative agent.	—	*8-K	—	10.1	12/22/2017

10.2	Escrow Agreement, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc., Deutsche Bank Trust Company Americas, as escrow agent and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	10.1	10/16/2017

10.3	Third Amended and Restated Shared Services Agreement, dated as of October 11, 2013, by and among Caesars Entertainment Operating Company, Inc., Caesars Entertainment Resort Properties, LLC, the Casino Resort Borrowers, Caesars Linq, LLC and Caesars Octavius, LLC.	—	***S-4	—	10.6	10/16/2014

10.4	Amended and Restated Limited Liability Company Agreement of Caesars Enterprise Services, LLC.	—	*8-K	—	99.1	5/21/2014

†10.5	Purchase and Sale Agreement by and between Vegas Development LLC, a Delaware limited liability company and Eastside Convention Center, LLC, a Delaware limited liability company as Buyer, effective date November 29, 2017.	—	*10-K	12/31/2017	10.43	3/8/2018

†10.6	Amended and Restated Lease by and among Claudine Propco, LLC, a Delaware limited liability company, and Harrah’s Las Vegas, LLC, a Nevada limited liability company, dated December 22, 2017.	—	*10-K	12/31/2017	10.44	3/8/2018

†10.7	Put-Call Right Agreement dated as of December 22, 2017 by and among Claudine Propco, LLC, a Delaware limited liability company and Vegas Development Land Owner, LLC, a Delaware limited liability company and 3535 LV Newco, LLC, a Delaware limited liability company.	—	*10-K	12/31/2017	10.45	3/8/2018

†10.8	Purchase and Sale Agreement, by and between, Harrah’s Las Vegas, LLC, as Seller, and Claudine Property Owner, LLC, as Buyer, dated November 29, 2017.	—	*10-K	12/31/2017	10.48	3/8/2018

†10.9	Guaranty of Lease dated December 22, 2017, by and between Caesars Resort Collection, LLC and Claudine Propco LLC.	—	*10-K	12/31/2017	10.49	3/8/2018

10.10	Second Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of October 6, 2017, among Caesars Entertainment Operating Company, Inc., Caesars Growth Properties Holdings, LLC, Caesars Entertainment Resort Properties LLC, Caesars License Company, LLC, Caesars World LLC and Caesars Enterprise Services, LLC.	—	*8-K	—	10.12	10/13/2017

10.11	Unit Purchase Agreement between the Persons Listed on Schedule 1, Clairvest GP Manageco, Inc., Centaur Holdings, LLC, and Caesars Entertainment Corporation, dated as of November 16, 2017.	—	*10-K	12/31/2017	10.42	3/8/2018

10.12	Amendment to Unit Purchase Agreement, dated May 8, 2018, among Caesars Entertainment Corporation and Clairvest GP Manageco, Inc.	—	*10-Q	6/30/2018	10.2	8/1/2018

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

†10.13	Second Amendment to Unit Purchase Agreement, dated July 15, 2018, among Caesars Entertainment Corporation, Clairvest GP Manageco, Inc., Centaur Holdings, LLC, and each of the Persons listed on Schedule 1 of the Unit Purchase Agreement, dated November 16, 2017.	—	*10-Q	6/30/2018	10.3	8/1/2018

10.14	Assignment Agreement, dated July 15, 2018, among Caesars Entertainment Corporation, Caesars Resort Collection, LLC, Clairvest GP Manageco, Inc. and Centaur Holdings, LLC.	—	*10-Q	6/30/2018	10.4	8/1/2018

10.15	First Amendment, dated December 26, 2018, to Amended and Restated Lease, dated December 22, 2017, by and between Claudine Propco, LLC and Harrah’s Las Vegas, LLC.	—	*8-K	—	10.4	12/26/2018

14	Code of Business Conduct and Ethics, February 1, 2018.	X

99.1	Gaming Regulatory Overview of Caesars Entertainment Corporation.	X

†
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Caesars Entertainment Corporation agreed to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

*	Filed by Caesars Entertainment Corporation
**	Filed by Caesars Growth Properties Holdings, LLC
***	Filed by Caesars Entertainment Resort Properties, LLC
+
This Annual Report and the Exhibits marked as “Included Herewith” are being furnished with the Securities and Exchange Commission on a Form 8-K of Caesars Entertainment Corporation dated February 21, 2019.

ITEM 16.	Form 10-K Summary
Not applicable.